EXHIBIT 10.46

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August 10, 2007

among

CURTISS-WRIGHT CORPORATION

and

CERTAIN SUBSIDIARIES
as Borrowers,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender
and L/C Issuer,

and

The Other Lenders Party Hereto,

BANC OF AMERICA SECURITIES LLC

and

J.P. MORGAN SECURITIES INC.,
As Joint Lead Arrangers and Joint Bookrunners,

and

JPMORGAN CHASE BANK N.A.,
as Syndication Agent

and

SUNTRUST BANK and CITIBANK N.A.,
as Co-Documentation Agents,

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS AND ACCOUNTING TERMS	1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	22
1.03	Accounting Terms	23
1.04	Exchange Rates; Currency Equivalents	23
1.05	Additional Alternative Currencies	24
1.06	Change of Currency	25
1.07	Times of Day	25
1.08	Letter of Credit Amounts	25

ARTICLE 2	THE COMMITMENTS AND CREDIT EXTENSIONS	25
2.01	Committed Loans	25
2.02	Borrowings, Conversions and Continuations of Committed Loans	26
2.03	Letters of Credit	27
2.04	Swing Line Loans	36
2.05	Prepayments	39
2.06	Termination or Reduction of Commitments	40
2.07	Repayment of Loans	41
2.08	Interest	41
2.09	Fees	42
2.10	Computation of Interest and Fees	42
2.11	Evidence of Debt	43
2.12	Payments Generally; Administrative Agent’s Clawback	43
2.13	Sharing of Payments by Lenders	45
2.14	Designated Borrowers	46
2.15	Increase in Commitments	47

ARTICLE 3	TAXES, YIELD PROTECTION AND ILLEGALITY	48
3.01	Taxes	48
3.02	Illegality	50
3.03	Inability to Determine Rates	51
3.04	Increased Costs; Reserves on Eurocurrency Rate Loans	51
3.05	Compensation for Losses	53
3.06	Mitigation Obligations; Replacement of Lenders	54
3.07	Survival. All of the Borrowers’ obligations under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder	54

ARTICLE 4	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	54
4.01	Conditions of Initial Credit Extension	54
4.02	Conditions to all Credit Extensions	56

ARTICLE 5	REPRESENTATIONS AND WARRANTIES	57

i

5.01	Existence, Qualification and Power; Compliance with Laws	57
5.02	Authorization; No Contravention	57
5.03	Governmental Authorization; Other Consents	57
5.04	Binding Effect	57
5.05	Financial Statements; No Material Adverse Effect	57
5.06	Litigation	58
5.07	No Default	58
5.08	Ownership of Property; Liens	58
5.09	Environmental Compliance	58
5.10	Insurance	59
5.11	Taxes	59
5.12	ERISA Compliance	59
5.13	Subsidiaries; Equity Interests	59
5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	60
5.15	Disclosure	60
5.16	Compliance with Laws	60
5.17	Intellectual Property; Licenses, Etc	60
5.18	Representations as to Foreign Borrowers	61

ARTICLE 6	AFFIRMATIVE COVENANTS	62
6.01	Financial Statements	62
6.02	Certificates; Other Information	62
6.03	Notices	64
6.04	Payment of Obligations	64
6.05	Preservation of Existence, Etc	64
6.06	Maintenance of Properties	65
6.07	Maintenance of Insurance	65
6.08	Compliance with Laws	65
6.09	Books and Records	65
6.10	Inspection Rights	65
6.11	Use of Proceeds	65
6.12	Approvals and Authorizations	65
6.13	Additional Subsidiary Guarantors	66

ARTICLE 7	NEGATIVE COVENANTS	66
7.01	Liens	66
7.02	Swap Contracts	67
7.03	Indebtedness	67
7.04	Fundamental Changes	68
7.05	Dispositions	69
7.06	Restricted Payments	69
7.07	Change in Nature of Business	69
7.08	Transactions with Affiliates	69
7.09	Burdensome Agreements	70
7.10	Use of Proceeds	70

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7.11	Financial Covenants	70
7.12	Material Subsidiaries	70
7.13	Mergers; Acquisitions; Investments	70

ARTICLE 8	EVENTS OF DEFAULT AND REMEDIES	71
8.01	Events of Default	71
8.02	Remedies Upon Event of Default	73
8.03	Application of Funds	73

ARTICLE 9	ADMINISTRATIVE AGENT	74
9.01	Appointment and Authority	74
9.02	Rights as a Lender	74
9.03	Exculpatory Provisions	74
9.04	Reliance by Administrative Agent	75
9.05	Delegation of Duties	76
9.06	Resignation of Administrative Agent	76
9.07	Non-Reliance on Administrative Agent and Other Lenders	77
9.08	No Other Duties, Etc	77
9.09	Administrative Agent May File Proofs of Claim	77
9.10	Guaranty Matters	78

ARTICLE 10	MISCELLANEOUS	78
10.01	Amendments, Etc	78
10.02	Notices; Effectiveness; Electronic Communication	79
10.03	No Waiver; Cumulative Remedies	80
10.04	Expenses; Indemnity; Damage Waiver	81
10.05	Payments Set Aside	82
10.06	Successors and Assigns	83
10.07	Treatment of Certain Information; Confidentiality	87
10.08	Right of Setoff	87
10.09	Interest Rate Limitation	88
10.10	Counterparts; Integration; Effectiveness	88
10.11	Survival of Representations and Warranties	88
10.12	Severability	88
10.13	Replacement of Lenders	89
10.14	Governing Law; Jurisdiction; Etc	89
10.15	Waiver of Jury Trial	90
10.16	USA PATRIOT Act Notice	91
10.17	Time of the Essence	91
10.18	Judgment Currency	91
10.19	Entire Agreement	91

iii

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                    This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of August 10, 2007, among CURTISS-WRIGHT CORPORATION, a Delaware corporation (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.14 (each a “Designated Borrower” and, together with the Company, the “Borrowers”, and each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JPMORGAN CHASE BANK N.A., as syndication agent for the Lenders (in such capacity, the “Syndication Agent”), SUNTRUST BANK and CITIBANK, N.A., as co-documentation agents for the Lenders (in such capacity, the “Documentation Agents”). The Borrowers are parties to a certain Amended and Restated Credit Agreement, dated as of July 23, 2004, with certain of the Lenders (the “Prior Agreement”) pursuant to which such Lenders have extended credit to the Borrowers and issued letters of credit on behalf of the Borrowers. The Company has requested that the Lenders provide a revolving credit facility to refinance the credit facilities available under the Prior Agreement, and for financing working capital, capital expenditures, acquisitions and other general lawful corporate purposes of the Borrowers, by amending and restating the Prior Agreement in its entirety, and the Lenders are willing to do so on the terms and conditions set forth herein.

                    In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

          1.01 Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

                    “Additional Indebtedness” has the meaning specified in Section 7.03(f).

                    “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

                    “Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

                    “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

                    “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

                    “Aggregate Commitments” means the Commitments of all the Lenders, not to exceed Four Hundred Twenty-Five Million Dollars ($425,000,000.00) as of the Closing Date, and thereafter subject to increase pursuant to Section 2.15 (but not, in any event, in excess of Six

Hundred Million Dollars ($600,000,000.00) as set forth in Section 2.15) and reduction pursuant to Section 2.06.

                    “Agreement” means this Second Amended and Restated Credit Agreement.

                    “Alternative Currency” means each of Euros, Canadian Dollars, Sterling, Swiss Francs, Danish Krone, Swedish Krona, Yen and each other currency (other than Dollars) that is approved in accordance with Section 1.05.

                    “Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

                    “Applicable Foreign Borrower Documents” has the meaning specified in Section 5.18(a).

                    “Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

                    “Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Level	Consolidated Leverage Ratio	Facility Fee	For Eurocurrency Rate Loans	Letter of Credit Fee

1	>50%	0.150%	0.600%	0.600%
2	< 50%, but >40%	0.125%	0.425%	0.425%
3	< 40%, but >30%	0.100%	0.350%	0.350%
4	<30%	0.075%	0.275%	0.275%

                    Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until such time as the Compliance Certificate has been delivered and the proper Pricing Level can be determined and implemented. The Applicable Rate as in effect from the Closing Date through the date a Compliance Certificate for the period ending September 30, 2007 is delivered shall be determined based upon Pricing Level 3.

                    “Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

                    “Applicant Borrower” has the meaning specified in Section 2.14(b).

                    “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

                    “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

                    “Assured Obligation” shall have the meaning set forth in the definition of “Guarantee” in this Section 1.01.

                    “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

                    “Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

                    “Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

                    “Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(b)(iv).

                    “Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

                    “Bank of America” means Bank of America, N.A. and its successors.

                    “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

                    “Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

                    “Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

                    “Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

                    “Borrower Materials” has the meaning specified in Section 6.02.

                    “Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

                    “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

          (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

          (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

          (c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

          (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

                    “Cash Collateralize” has the meaning specified in Section 2.03(g)(iii).

                    “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

                    “Change of Control” means an event or series of events by which:

                    (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

                    (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

                    (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company, or control over the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such securities.

                    “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

                    “Code” means the Internal Revenue Code of 1986, as amended.

                    “Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01 and, if and to the extent applicable, Section 2.15, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the

Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

                    “Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

                    “Committed Loan” has the meaning specified in Section 2.01.

                    “Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

                    “Company” has the meaning specified in the introductory paragraph hereto.

                    “Company Guaranty” means the Company Guaranty made by the Company in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F.

                    “Compliance Certificate” means a certificate substantially in the form of Exhibit D.

                    “Consolidated Capitalization” means, as of any date of determination, an amount equal to Shareholders’ Equity plus Consolidated Funded Indebtedness.

                    “Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income for such period, plus (b) Consolidated Interest Charges for such period, plus (c) consolidated foreign, federal and state income tax expenses for such period, plus (d) depreciation and amortization for such period, plus (e) extraordinary losses for such period, minus (f) extraordinary gains for such period.

                    “Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum of (without duplication) (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness, (f) all liabilities secured by any Lien (other than a Lien permitted pursuant to Section 7.01(j)) on any property owned by the Company or any of its Subsidiaries, to the extent attributable to its interest in such property, even though such liabilities had not been assumed or neither the Company nor any of its Subsidiaries have become liable for it; (g) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Company or any Subsidiary, (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Company and its Subsidiaries, and (i) Deemed Debt.

                    “Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ended on such date, including, in any event, interest expense with respect to Indebtedness of the Company and its Subsidiaries, interest expense for the relevant period that has been capitalized on the balance sheet and interest expense with respect to any Deemed Debt.

                    “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the immediately preceding four full fiscal quarters, to (b) Consolidated Interest Charges for such period.

                    “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of, (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Capitalization of the Companies and its Subsidiaries as of that date.

                    “Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries for that period, as determined in accordance with GAAP.

                    “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                    “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

                    “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

                    “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

                    “Deemed Debt” means the amount of indebtedness incurred by the Company and its consolidated Subsidiaries and any special purpose corporation or trust which is an Affiliate of the Company or any of its Subsidiaries in connection with any accounts receivable or inventory financing facility, whether or not shown on the balance sheet of the Company or such Subsidiary in accordance with GAAP to the extent not included in the definition of Indebtedness. For purposes of determining the amount of Deemed Debt incurred by any Person in connection with any accounts receivable or inventory financing transaction, the amount of all contingent obligations of such Person shall be included as well as non-recourse indebtedness incurred in connection with such transaction. Deemed Debt shall not include operating leases.

                    “Deemed Guarantor” shall have the meaning set forth in the definition of “Guaranty Equivalent” in this Section 1.01.

                    “Deemed Obligor” shall have the meaning set forth in the definition of “Guaranty Equivalent” in this Section 1.01.

                    “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

                    “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

                    “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

                    “Designated Borrower” has the meaning specified in the introductory paragraph hereto.

                    “Designated Borrower Notice” has the meaning specified in Section 2.14(b).

                    “Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14(b).

                    “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

                    “Documentation Agents” has the meaning specified in the introductory paragraph hereto.

                    “Dollar” and “$” mean lawful money of the United States.

                    “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

                    “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

                    “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; and (c) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries; and provided further, however, that an

Eligible Assignee shall include only a Lender, an Affiliate of a Lender or another Person, which, through its Lending Offices, is capable of lending the applicable Alternative Currencies to the relevant Borrowers without the imposition of any Taxes or additional Taxes, as the case may be.

                    “EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

                    “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

                    “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

                    “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                    “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

                    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

                    “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

                    “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA

Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

                    “Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

                    “Eurocurrency Base Rate” has the meaning specified in the definition of Eurocurrency Rate.

                    “Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate	Eurocurrency Base Rate

=	1.00 – Eurocurrency Reserve Percentage

                    Where,

                    “Eurocurrency Base Rate” means, for such Interest Period:

(a) the applicable Screen Rate for such Interest Period; or

          (b) if the applicable Screen Rate shall not be available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

                    “Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

                    “Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

                    “Event of Default” has the meaning specified in Section 8.01.

                    “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located and (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 3.01(a). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Borrower to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with the last paragraph of Section 3.01(e).

                    “Existing Letters of Credit” means those previously issued irrevocable letters of credit which remain outstanding on the date hereof and which are set forth on Schedule 1.01A hereto.

                    “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

                    “Fee Letters” means (i) the letter agreement, dated July 13, 2007, among the Company, the Administrative Agent and Banc of America Securities LLC and (ii) the letter agreement, dated July 16, 2007, among the Company, J.P. Morgan Securities Inc. and JPMorgan Chase Bank N.A.

                    “Foreign Borrower” means a Borrower that is a Foreign Subsidiary.

                    “Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

                    “Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

                    “FRB” means the Board of Governors of the Federal Reserve System of the United States.

                    “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

                    “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

                    “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

                    “Granting Lender” has the meaning specified in Section 10.06(h).

                    “Guarantee”: A Person (the “Deemed Guarantor”) shall be deemed to be subject to a Guarantee in respect of any indebtedness, obligation or liability (the “Assured Obligation”) of another Person (the “Deemed Obligor”) if the Deemed Guarantor directly or indirectly guarantees, becomes surety for, endorses, assumes, agrees to indemnify the Deemed Obligor against, or otherwise agrees, becomes or remains liable (contingently or otherwise) for, such Assured Obligation. Without limitation, a Guarantee shall be deemed to exist if a Deemed Guarantor agrees, becomes or remains liable (contingently or otherwise), directly or indirectly: (a) to purchase or assume, or to supply funds for the payment, purchase or satisfaction of, an Assured Obligation, (b) to make any loan, advance, capital contribution or other investment in, or to purchase or lease any property or services from, a Deemed Obligor (i) to maintain the solvency of the Deemed Obligor, (ii) to enable the Deemed Obligor to meet any other financial condition, (iii) to enable the Deemed Obligor to satisfy any Assured Obligation or to make any Restricted Payment or any other payment, or (iv) to assure the holder of such Assured Obligation against loss, (c) to purchase or lease property or services from the Deemed Obligor regardless of the nondelivery of or failure to furnish of such property or services, or (d) in respect of any other transaction the effect of which is to assure the payment or performance (or payment of damages or other remedy in the event of nonpayment or nonperformance) of any Assured Obligation.

                    “Guaranties” means the Company Guaranty and the Subsidiary Guaranties.

                    “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

                    “Honor Date” has the meaning specified in Section 2.03(c).

                    “Increase Effective Date” has the meaning specified in Section 2.15(d).

                    “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

          (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial but excluding standby letters of credit issued for the account of such Person in connection with bids on proposed contracts by such Person), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

          (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) capital leases and Synthetic Lease Obligations;

          (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(g) all Guarantees of such Person in respect of any of the foregoing.

                    For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

                    “Indemnified Taxes” means Taxes other than Excluded Taxes.

                    “Indemnitees” has the meaning specified in Section 10.04(b).

                    “Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

                    “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

                    “Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Committed Loan Notice provided that:

          (1) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

          (2) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(3) no Interest Period shall extend beyond the Maturity Date.

                    “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

                    “IP Rights” has the meaning specified in Section 5.17.

                    “IRS” means the United States Internal Revenue Service.

                    “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

                    “Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

                    “Joint Bookrunner” means Banc of America Securities LLC and J.P. Morgan Securities Inc.

                    “Joint Lead Arrangers” means Banc of America Securities LLC and J.P. Morgan Securities Inc., each in its capacity as Joint Lead Arranger.

                    “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

                    “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

                    “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All L/C Borrowings shall be denominated in Dollars.

                    “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

                    “L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit or any successor issuer of Letters of Credit and any other Lender, as issuer of Letters of Credit hereunder.

                    “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

                    “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

                    “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

                    “Letter of Credit” means any standby or commercial letter of credit issued hereunder and shall include the Existing Letters of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

                    “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

                    “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

                    “Letter of Credit Fee” has the meaning specified in Section 2.03(i).

                    “Letter of Credit Sublimit” means an amount equal to Two Hundred Million Dollars ($200,000,000.00). The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

                     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

                     “Loan” means an extension of credit by a Lender to a Borrower under Article 2 in the form of a Committed Loan or a Swing Line Loan.

                     “Loan Documents” means this Agreement, each Designated Borrower Request and Assumption Agreement, each Note, each Issuer Document, the Fee Letters and the Guaranties.

                     “Loan Parties” means, collectively, the Company, each Subsidiary Guarantor and each Designated Borrower.

                     “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

                     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

                     “Material Subsidiary” means (a) Curtiss-Wright Controls, Inc., Metal Improvement Company, LLC, Curtiss-Wright Flow Control Corporation, Curtiss-Wright Flow Control Service Corporation, Curtiss-Wright Electro-Mechanical Corporation, Dy 4 Systems, Inc. and Curtiss Wright Antriebstechnik GmbH, and (b) any other Subsidiary of the Company (i) which together with its Subsidiaries (determined on a consolidated basis), has assets with a book value greater than or equal to 20% of the total assets of the Company and its Subsidiaries on a consolidated basis, as of the end of the most recently completed fiscal quarter for which financial information is then available, (ii) which, together with its Subsidiaries (determined on a consolidated basis), has greater than 20% of the net revenues of the Company and Subsidiaries on a consolidated basis for the most recent fiscal quarter for which financial information is then available, all determined in accordance with GAAP, or (iii) designated as a Material Subsidiary pursuant to Section 7.12, or a wholly-owned Subsidiary of the Borrower that is reasonably acceptable to the Administrative Agent and that becomes a Designated Borrower pursuant to Section 2.14(b).

                     “Maturity Date” means August 10, 2012.

                     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

                     “Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

                     “Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b)(iv).

                     “Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit C.

                     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, in any such case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

                     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

                     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

                     “Outstanding Amount” means (i) with respect to Committed Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; (ii) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

                     “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

                     “Participant” has the meaning specified in Section 10.06(d).

                     “Participating Member State” means each state so described in any EMU Legislation.

                     “PBGC” means the Pension Benefit Guaranty Corporation.

                     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

                     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

                     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

                     “Platform” has the meaning specified in Section 6.02.

                     “Prior Agreement” has the meaning specified in the introductory paragraphs hereto.

                     “Private Placement” means the 5.13% Series A Senior Guaranteed Notes due September 25, 2010, the 5.74% Series B Senior Guaranteed Notes due September 25, 2013, and the 5.51% Series C Senior Guaranteed Notes due December 1, 2017.

                     “Public Lender” has the meaning specified in Section 6.02.

                     “Purchase Money Security Interest” has the meaning specified in Section 7.01(i).

                     “Register” has the meaning specified in Section 10.06(c).

                     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

                     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

                     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

                     “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02(a), Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided, that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

                     “Responsible Officer” means the chief executive officer, president, chief financial officer, corporate controller, corporate secretary, assistant secretary, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

                     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof).

                     “Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02(a), and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of the Existing Letters of Credit, as set forth on Schedule 1.01A, and (v) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

                     “Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

                     “Screen Rate” means, for any Interest Period:

          (a) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; or

          (b) if the rate referenced in the preceding clause is not available for any reason, the rate per annum equal to the rate determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by the Lender serving as the Administrative Agent and with a term equivalent to such Interest Period would be offered by such Lender’s London Branch to major banks in the London interbank eurodollar market at their request approximately 11:00 a.m. (London Time) two Business Days prior to the commencement of such Interest Period.

                     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

                     “Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Company and its Subsidiaries as of that date determined in accordance with GAAP.

                     “SPC” has the meaning specified in Section 10.06(h).

                     “Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

                     “Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

                     “Sterling” and “£” mean the lawful currency of the United Kingdom.

                     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

                     “Subsidiary Guarantors” means collectively the Borrowers (other than the Company and any Foreign Subsidiaries), Curtiss-Wright Electro-Mechanical Corporation, any other Material Subsidiary and any other Subsidiary that is an issuer or guarantor of the Private Placement; provided; however that no Foreign Subsidiary of the Borrower shall be considered a guarantor if such a guaranty would result in any adverse tax consequence to the Company or such Foreign Subsidiary unless such Subsidiary is an issuer or is, or is obligated to become, a guarantor of the Private Placement.

                     “Subsidiary Guaranty” means the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit G.

                     “Substantial Portion” means, with respect to the properties of the Company and its consolidated Subsidiaries, property which (a) represents more than 20% of the consolidated assets of the Company and its Subsidiaries, as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the end of the fiscal quarter next preceding the date on which such determination is made, or (b) is responsible for more than 10% of the consolidated net revenues or of the Consolidated Net Income of the Company and its Subsidiaries for the 12-month period ending as of the end of the fiscal quarter next preceding the date of determination. For purposes of the calculation of Consolidated Net Income for purposes of the definition of Substantial Portion only, there shall be excluded therefrom any extraordinary gains during such period and there shall be included therein any extraordinary losses during such period.

                     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

                     “Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

                     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04(b).

                     “Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

                     “Swing Line Loan” has the meaning specified in Section 2.04(a).

                     “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

                     “Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000.00 or (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

                     “Syndication Agent” has the meaning specified in the introductory paragraph hereto.

                    “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

                     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

                     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

                     “Threshold Amount” means $10,000,000.00.

                     “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

                     “Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

                     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

                     “United States” and “U.S.” mean the United States of America.

                     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

          1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

                    (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and

Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

                    (b) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

          1.03 Accounting Terms.

                    (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

                    (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

          1.04 Exchange Rates; Currency Equivalents.

                    (a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

                    (b) Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Eurocurrency Rate

Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

          1.05 Additional Alternative Currencies.

                    (a) The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

                    (b) Any such request shall be made to the Administrative Agent not later than 12 noon, three (3) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 12 noon, one (1) Business Day after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

                    (c) Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the Company. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.

          1.06 Change of Currency.

                    (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

                    (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

                    (c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

          1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

          1.08 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Article 2
THE COMMITMENTS AND CREDIT EXTENSIONS

          2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

          2.02 Borrowings, Conversions and Continuations of Committed Loans.

                    (a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by facsimile or by telephone. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Committed Loans, (ii) four (4) Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Committed Loans. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000.00 or a whole multiple of $1,000,000.00 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000.00 or a whole multiple of $100,000.00 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Committed Loans to be borrowed, and (vii) if applicable, the Designated Borrower. If the Company fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.

                    (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 2:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.

                    (c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

                    (d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

                    (e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

          2.03 Letters of Credit.

                    (a) The Letter of Credit Commitment.

                              (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Company or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the provisos to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

                              (ii) The L/C Issuer shall not issue or amend any Letter of Credit, if the expiry date of such requested or amended Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

                              (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

                                        (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

                                        (B) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

                                        (C) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

                                        (D) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

                                        (E) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Company or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

                              (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

                              (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

                              (vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 9 included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

                    (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

                              (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent (A) not later than 12 noon at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars, and (B) not later than 12 noon at least three Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Alternative Currency; or in each case such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

                              (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 4 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

                              (iii) If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

                              (iv) If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

                              (v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

                    (c) Drawings and Reimbursements; Funding of Participations.

                              (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Company and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 12 noon on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Company fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Company shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(a) for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

                              (ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

                              (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

                              (iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

                              (v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

                              (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

                    (d) Repayment of Participations.

                              (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

                              (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

                    (e) Obligations Absolute. The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

                              (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

                              (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

                              (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

                              (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

                              (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

                              (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

                    (f) Role of L/C Issuer. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

                    (g) Cash Collateral. (i) Upon the request of the Administrative Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.

                              (i) In addition, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

                              (ii) The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral pursuant to Section 2.03(g)(i), request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

                              (iii) Sections 2.05(c) and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05(c) and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Company hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

                    (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

                    (i) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) in an amount equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

                    (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the applicable L/C Issuer for Letters of Credit issued after the date hereof for such L/C Issuer’s own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit, in an amount equal to .125% times the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Company and the L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the per annum rate of .125%, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. In addition, the Company shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

                    (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

                    (l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

                    (m) Not Bankers Acceptances. Nothing contained herein, shall be deemed to or shall cause a Letter of Credit issued hereunder or an unreimbursed draw thereunder to be or become a bankers acceptance.

          2.04 Swing Line Loans.

                    (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the

Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

                    (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000.00 or a whole multiple of $100,000.00 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article 4 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of the Swing Line Lender in Same Day Funds.

                    (c) Refinancing of Swing Line Loans.

                              (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 2:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

                              (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

                              (iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

                              (iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

                    (d) Repayment of Participations.

                              (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

                              (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

                    (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

                    (f) Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

          2.05 Prepayments

                    (a) Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12 noon (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000.00, or a whole multiple of $500,000.00 in excess thereof (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $500,000.00; or a whole multiple of $500,000.00 in excess thereof and (iv) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000.00 or a whole multiple of $100,000.00 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurocurrency Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

                    (b) The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000.00 or a whole multiple of $100,000.00 in excess thereof. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

                    (c) If the Administrative Agent notifies the Company at any time that the Total Outstandings at such time exceed Aggregate Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans and/or the Company shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Commitments then in effect; provided, however, that, subject to the provisions of Section 2.03(g)(ii), the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations. Notwithstanding the foregoing, so long as the Total Outstandings are not greater than 105% of the Aggregate Commitments then in effect solely as a result of exchange rate fluctuations and not as a direct result of the making of a Loan or issuance of a Letter of Credit, the Borrowers shall not be required to prepay Loans and/or the Company shall not be required to Cash Collateralize the L/C Obligations, provided, however, that, if and to the extent solely as a result of exchange rate fluctuations and not as a direct result of the making of a Loan or issuance of a Letter of Credit, the Total Outstandings are greater than 105% of the Aggregate Commitments then in effect, the Borrowers shall prepay Loans and/or the Company shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed the Aggregate Commitments then in effect.

          2.06 Termination or Reduction of Commitments. The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000.00 or a whole multiple of $1,000,000.00 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings plus the Alternative Currency Reserve (if any) would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit, or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. The amount of any such Aggregate Commitment reduction shall not be applied to the Swing Line Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Company. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

          2.07 Repayment of Loans.

                    (a) Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans made to such Borrower outstanding on such date.

                    (b) The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

          2.08 Interest.

                    (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.

                    (b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

                              (ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

                              (iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

                              (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

                    (c) Borrowers shall pay interest on each Loan in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

                    (d) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

          2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

                    (a) Facility Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee in Dollars equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Committed Loans, Swing Line Loans and L/C Obligations), regardless of usage. The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

                    (b) Upfront Fees. The Company shall pay to the Administrative Agent, on the Closing Date, for the account of the Lenders in accordance with their respective Applicable Percentages, an upfront fee of .02% of the Aggregate Commitments as of the Closing Date. Such upfront fees shall be fully earned when paid and shall not be refundable for any reason.

                    (c) Other Fees.

                              (i) The Company shall pay to the Joint Lead Arrangers, the Joint Bookrunner and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

                              (ii) The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

          2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

          2.11 Evidence of Debt.

                    (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

                    (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

          2.12 Payments Generally; Administrative Agent’s Clawback.

                    (a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative

Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

                    (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent. If such Lender fails to make such payment, Administrative Agent shall have the right to request such Borrower to pay to the Administrative Agent on demand such corresponding amount in Same Day Funds with interest thereon. In either case the interest on such corresponding amount shall accrue at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

                              (ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to, but excluding, the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

                    (c) Failure to Satisfy Conditions. Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article 2, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

                    (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

                    (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

          2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

                              (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

                              (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

                    Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

          2.14 Designated Borrowers.

                    (a) Effective as of the date hereof Curtiss-Wright Controls, Inc., a Delaware corporation, Metal Improvement Company, LLC, a Delaware limited liability company, Curtiss-Wright Flow Control Corporation, a New York corporation, Curtiss-Wright Flow Control Service Corporation, a Delaware corporation, Curtiss-Wright Electro-Mechanical Corporation, a Delaware corporation, DY 4 Systems, Inc., an Ontario corporation, and Curtiss-Wright Antriebstechnik GmbH, a Swiss company, shall each be a “Designated Borrower” hereunder and may receive Loans for its account on the terms and conditions set forth in this Agreement.

                    (b) The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any Material Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit H (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their sole discretion, and Notes signed by such new Borrowers to the extent any Lenders so require. If the Administrative Agent and the Required Lenders agree that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit I (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement.

                    (c) The Obligations of the Company and each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature. The Obligations of all Foreign Borrowers shall be several in nature and shall be limited to Loans made to, or Letters of Credit issued for, the direct benefit of such Foreign Borrower.

                    (d) Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders, to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

                    (e) The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

          2.15 Increase in Commitments.

                    (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $175,000,000.00; provided that (i) any such request for an increase shall be in a minimum amount of $50,000,000.00, and (ii) the Company may make a maximum of three (3) such requests. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

                    (b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

                    (c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Company may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in standard form with substance customary for the industry and satisfactory to the Administrative Agent and its counsel.

                    (d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.

                    (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate executed by each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

                    (f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE 3
TAXES, YIELD PROTECTION AND ILLEGALITY

          3.01 Taxes

                    (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the respective Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the applicable Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                    (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above and if required by law, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                    (c) Indemnification by the Borrowers. Each Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Subject to the terms above, Borrower shall have the right to challenge (legally or administratively) any Indemnified Taxes or Other Taxes paid to a Governmental Authority if, based on opinion of counsel, Borrower has a good faith belief that such taxes were incorrectly or illegally imposed or asserted by the relevant Governmental Authority.

                    (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                    (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

                              (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

                              (ii) duly completed copies of Internal Revenue Service Form W-8ECI,

                              (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

                              (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.

Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Company, as the Administrative Agent or the Company shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

                    (f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

          3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Committed Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

          3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency), or (c) the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

          3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

                    (a) Increased Costs Generally. If any Change in Law shall:

                              (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Eurocurrency Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;

                              (ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);

                              (iii) the Mandatory Cost, as calculated hereunder, does not represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

                              (iv) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

                    (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

                    (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

                    (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

                    (e) Additional Reserve Requirements. The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

          3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

                    (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

                    (b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;

                    (c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

                    (d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

          3.06 Mitigation Obligations; Replacement of Lenders.

                    (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay (or to cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

                    (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Company may replace such Lender in accordance with Section 10.13.

          3.07 Survival. All of the Borrowers’ obligations under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE 4
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

          4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

                    (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

                              (i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;

                              (ii) Notes executed by the Borrowers in favor of each Lender requesting Notes;

                              (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

                              (iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party as listed on Schedule 4.01(a) is duly organized or formed, and that each of the Borrowers’ as listed on Schedule 4.01(a) is validly existing, in good standing and qualified to engage in business in each of the jurisdictions’ as listed on Schedule 4.01(a) where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

                              (v) a favorable opinion of Paul J. Ferdenzi, Associate General Counsel of the Company, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

                              (vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

                              (vii) a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) a calculation of the Consolidated Leverage Ratio as of the last day of the fiscal quarter of the Company most recently ended prior to the Closing Date;

                              (viii) a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Company most recently ended prior to the Closing Date, signed by a Responsible Officer of the Company;

                              (ix) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

                              (x) all principal and interest owing under the Prior Agreement shall have been refinanced pursuant to this Agreement, and all fees and other amounts outstanding thereunder shall have been paid in full; and

                              (xi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

                    (b) The Company shall have paid to the Lenders, the Administrative Agent, the Joint Lead Arrangers and the Joint Bookrunner all fees required to be paid and all reasonable expenses for which invoices have been presented, on or before the Closing Date.

                    (c) Unless waived by the Administrative Agent, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent as required under the Loan Documents, to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

                    (d) The Closing Date shall have occurred on or before August 31, 2007.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

          4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

                    (a) The representations and warranties of (i) the Borrowers contained in Article 5 and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension; except (x) that any such representations and warranties that are qualified by reference to materiality or Material Adverse Effect shall be true and correct in all respects; (y) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (z) that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

                    (b) No Default shall exist, or would result from such proposed Credit Extension or the application of the proceeds thereof.

                    (c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

                    (d) If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.

                    (e) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Except as otherwise provided in Section 5.18, each Borrower represents and warrants to the Administrative Agent and the Lenders that:

          5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

          5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or by which such Person or the properties of such Person or any of its Subsidiaries are bound or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Loan Party is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

          5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

          5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except in each case as such enforcement may be limited by principles of equity, bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally.

          5.05 Financial Statements; No Material Adverse Effect.

                    (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

                    (b) The unaudited consolidated balance sheet of the Company and its Subsidiaries dated June 30, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other material liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

                    (c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

          5.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 5.06.

          5.07 No Default. Neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

          5.08 Ownership of Property; Liens. Each of the Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

          5.09 Environmental Compliance. The Company and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental

Laws and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          5.10 Insurance. The properties of the Company and its Subsidiaries are insured in accordance with customary industry practice, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.

          5.11 Taxes. The Company and its Subsidiaries have filed all Federal, state and other material tax returns, extension and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

          5.12 ERISA Compliance.

                   (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

                   (b) There are no pending or, to the knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

                   (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

          5.13 Subsidiaries; Equity Interests. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens. As of the Closing Date, the Company has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Company have been validly issued, and are fully paid and nonassessable.

          5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

                    (a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

                    (b) None of the Company, any Person Controlling the Company, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

          5.15 Disclosure. The Company has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          5.16 Compliance with Laws. Each of the Company and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          5.17 Intellectual Property; Licenses, Etc. The Company and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the knowledge of the Company, no material slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes in any material respect upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          5.18 Representations as to Foreign Borrowers. Each of the Company and each Foreign Borrower represents and warrants to the Administrative Agent and the Lenders that:

                    (a) Such Foreign Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Borrower, the “Applicable Foreign Borrower Documents”), and the execution, delivery and performance by such Foreign Borrower of the Applicable Foreign Borrower Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Borrower is organized and existing in respect of its obligations under the Applicable Foreign Borrower Documents.

                    (b) The Applicable Foreign Borrower Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Borrower is organized and existing for the enforcement thereof against such Foreign Borrower under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Borrower Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Borrower Documents that the Applicable Foreign Borrower Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Borrower Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Borrower Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

                    (c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Borrower is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Borrower Documents or (ii) on any payment to be made by such Foreign Borrower pursuant to the Applicable Foreign Borrower Documents, except as has been disclosed to the Administrative Agent.

                    (d) The execution, delivery and performance of the Applicable Foreign Borrower Documents executed by such Foreign Borrower are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

                    (e) Prior to any Foreign Borrower requesting a Loan pursuant to Section 2.02 or requesting the issuance of a Letter of Credit pursuant to Section 2.03, such Foreign Borrower shall deliver to the Administrative Agent a favorable opinion of special foreign counsel from the country of formation of such Foreign Borrower as to the matters set forth in this Section 5.18, reasonably acceptable in form and substance to the Administrative Agent.

ARTICLE 6
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

          6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

                    (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

                    (b) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

          6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

                    (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements;

                    (b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

                    (c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

                    (d) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

                    (e) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies and shall continue to provide such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Borrower or its securities) (each, a “Public Lender”). Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”, provided that the Borrower shall not have any obligation hereunder to mark any Borrower materials as “Public”.

          6.03 Notices. Promptly notify the Administrative Agent and each Lender:

                   (a) of the occurrence of any Default; provided however that, no notice shall be required of any Default under any covenant contained in Article 6 if the Company reasonably believes that such Default will be cured within the applicable cure period, if any;

                   (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

                   (c) of the occurrence of any ERISA Event; and

                   (d) of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

          6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless in any such case, the same are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been set aside and are being maintained in accordance with GAAP by the Company or such Subsidiary. Pay and discharge as the same shall become due and payable all Indebtedness, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

          6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

          6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

          6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

          6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

          6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

          6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit any of its properties, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants at the expense of the Company at any time during normal business hours and without advance notice.

          6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.

          6.12 Approvals and Authorizations. Maintain all material authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Borrower is organized and existing, and all material approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.

          6.13 Additional Subsidiary Guarantors. Notify the Administrative Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within 30 days), cause such Person (a) if such Person is a (i) a Foreign Subsidiary which may become a Subsidiary Guarantor without adverse tax consequences to the Company, or (ii) a Domestic Subsidiary to become a Subsidiary Guarantor, on a joint and several basis with all other Subsidiaries Guarantors, by executing and delivering to the Administrative Agent a counterpart of the Subsidiary Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, and (b) to deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent. If a Foreign Subsidiary cannot become a Subsidiary Guarantor for all of the Obligations without adverse tax consequences, but can become a Subsidiary Guarantor for a portion of the Obligations without such tax consequences, then such Foreign Subsidiary shall become a Subsidiary Guarantor for only such portion of the Obligations which will not result in adverse tax consequences to the Company, provided however that, any Foreign Subsidiary that is a guarantor of the Private Placement shall be a Subsidiary Guarantor.

ARTICLE 7
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly:

          7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

                    (a) Liens pursuant to any Loan Document;

                    (b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

                    (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

                    (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

                    (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

                    (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                    (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

                    (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

                    (i) Purchase money mortgages or purchase money security interests, Liens securing industrial revenue bonds, conditional sale arrangements and other similar security interests, on property or assets acquired by any Borrower or any Subsidiary of any Borrower simultaneously (hereinafter referred to individually as a “Purchase Money Security Interest”) or replacements thereof, upon incurring Indebtedness the proceeds of which are used to acquire such property or asset; provided, however, that:

                         (i) The transaction in which any Purchase Money Security Interest is proposed to be created is not then prohibited by this Agreement;

                         (ii) Any Purchase Money Security Interest shall attach only to the property or asset so acquired in such transaction or any addition thereto or replacement thereof and shall not extend to or cover any other assets or properties of any Borrower or any of their respective Subsidiaries; and

                         (iii) The Indebtedness secured or covered by any Purchase Money Security Interest together with any other Indebtedness secured by the property or asset acquired shall not exceed 100% of the lesser of the cost or fair market value of the property or asset acquired and shall not be renewed, extended or prepaid from the proceeds of any borrowing by any Borrower or any of their respective Subsidiaries;

                    (j) Liens in favor of customers for amounts paid to any Borrower or any Subsidiary of any Borrower as progress payments;

                    (k) Liens to secure non recourse Indebtedness, subject to the restrictions set forth in Section 7.03; and

                    (l) Liens to secure Deemed Debt; provided that, such Liens are limited to the accounts receivable and/or inventory financed in connection with the incurring of such Deemed Debt.

          7.02 Swap Contracts. Enter into any Swap Contract for speculative purposes and not in connection with hedging interest rate or currency exchange exposure of such Person.

          7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

                    (a) Indebtedness under the Loan Documents;

                    (b) Indebtedness outstanding (or committed to) on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

                    (c) [Reserved];

                    (d) Indebtedness which in the aggregate for all Subsidiaries of the Company at any one time does not exceed $70,000,000;

                    (e) Deemed Debt which in the aggregate at any one time does not exceed $150,000,000; and

                    (f) Indebtedness of the Company incurred after the date hereof (“Additional Indebtedness”) which (i) is not senior to the Obligations, (ii) is not subject to covenants more restrictive than those set forth herein in Articles 6 and 7, provided however that if such Additional Indebtedness consists solely of the private placement of term notes of the Borrowers, the documentation for such private placement may contain additional covenants not herein contained to the extent, but only to the extent, such additional covenants are substantively identical to covenants originally contained in the note purchase agreements dated September 25, 2003, and December 1, 2005 for the Private Placement without giving effect to any amendment thereof, and (iii) with respect to Indebtedness having a principal amount of $50,000,000.00 or more, does not provide for any maturity, payment or prepayment of the principal amount of such Indebtedness prior to the date six months following the Maturity Date in effect at the time of such Indebtedness is incurred; provided, that on the date of the incurrence of such Additional Indebtedness, and both before and after the existence thereof and the application of any proceeds related thereto, (A) there is no Event of Default or Default with respect to any Borrower or any Subsidiaries of any Borrower and (B) the Company must be in pro forma compliance with the financial covenants set forth in Section 7.11.

          7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

                    (a) any Subsidiary may merge with (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries,

provided that when any Subsidiary Guarantor is merging with another Subsidiary, the Subsidiary Guarantor shall be the continuing or surviving Person; and

                    (b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Subsidiary; provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the Company or a Subsidiary Guarantor.

          7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

                   (a) Dispositions of Investments in the ordinary course of business by any Borrower or any Subsidiary of any Borrower, including without limitation, transactions undertaken for the purpose of restructuring all or a part of the portfolio of Investments owned by such Borrower or Subsidiary thereof; and

                   (b) Dispositions of its property that together with all other property of its Subsidiaries previously leased, sold or disposed of (other than Investments sold in the ordinary course of business by Subsidiaries of Borrowers) as permitted by this Section 7.05 since the date hereof do not constitute a Substantial Portion of the property of the Company and its consolidated Subsidiaries; and

                   (c) non-exclusive licenses of IP Rights or other property in the ordinary course of business,

provided, however, that any Disposition pursuant to clauses (a) through (c) shall be for fair market value.

          7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom (including pro forma compliance on a pre- and post-Restricted Payment basis with the financial covenants set forth in Section 7.11:

                   (a) each Subsidiary may make Restricted Payments to the Company, the Subsidiary Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

                   (b) the Company and each Subsidiary may declare and make dividend payments or other distributions payable in the common stock or other Equity Interests of such Person or cash; and

                   (c) the Company and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests.

          7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

          7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Company and any Subsidiary Guarantor or between and among any Subsidiary Guarantors.

          7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Company or any Subsidiary Guarantor or to otherwise transfer property to the Company or any Subsidiary Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Company or (iii) of the Company or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

          7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

          7.11 Financial Covenants.

                   (a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 3.0x.

                   (b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time to exceed 60.0%.

          7.12 Material Subsidiaries. The Company will not permit the total assets of all Material Subsidiaries and the Company to be less than 85% of the total assets of the Company and its Subsidiaries (determined on a consolidated basis) as of the end of the most recently completed fiscal quarter for which financial information is then available, determined in accordance with GAAP; provided that the Company shall have the right to designate any of its Subsidiaries that is not then a Material Subsidiary as a Material Subsidiary in order to comply with this Section, so long as such designation is made no later than the last day of delivery of a quarterly Compliance Certificate hereunder for the end of the preceding fiscal quarter for which such designation is made.

          7.13 Mergers; Acquisitions; Investments. No Borrower will, nor will it permit any of its Subsidiaries to:(a) merge or consolidate with any Person, (b) acquire all or substantially all of the assets or any of the capital stock of any Person, or (c) make any other Investment; provided, however, that (i) any Borrower or any of its Subsidiaries may merge or consolidate with another Person or acquire all or substantially all of the assets or capital stock of another Person if (A) such Borrower or such Subsidiary, as the case may be, is the surviving corporation, (B) the Person whose capital stock or assets are being acquired or that is merging into a Borrower or any Subsidiary of a Borrower is in a similar line of business as such Borrower, as determined by the

Agent, (C) the Company and its Subsidiaries will be in compliance, on a pro forma basis, both before and after the merger, consolidation or acquisition, with each of the financial covenants in Section 7.11, and (D) after giving effect to any such merger, consolidation or acquisition, no Default would then exist and (ii) any Borrower or any of its Subsidiaries may make any other Investment if the Company and its Subsidiaries will be in compliance, on a pro forma basis, both before and after such Investment, with each of the financial covenants in Section 7.11.

ARTICLE 8
EVENTS OF DEFAULT AND REMEDIES

          8.01 Events of Default. Any of the following shall constitute an Event of Default:

                   (a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within five days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

                   (b) Specific Covenants. (i) The Company fails to perform or observe any term, covenant or agreement contained in (A) any of Section 6.10, 6.11, 7.01, 7.03, 7.06, 7.11 and 7.12 or (B) any of Section 6.01, 6.02, 6.03 or 6.13 and such failure continues for five days, or (ii) any Subsidiary Guarantor fails to perform or observe any term, covenant or agreement contained in the Subsidiary Guaranty; or

                   (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days or if there occurs an “event of default” as defined in any other Loan Document after expiration of any applicable grace period contained therein; or

                   (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made, except that it shall be an Event of Default if any such representation, warranty, certification or statement of fact that is qualified by reference to materiality or Material Adverse Effect shall be incorrect or misleading in any respect; or

                   (e) Cross-Default. (i) The Company or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount; or

                    (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

                    (g) Inability to Pay Debts; Attachment. (i) The Company or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

                    (h) Judgments. There is entered against the Company or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

                    (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

                    (j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

                    (k) Change of Control. There occurs any Change of Control; or

                    (l) Company Sale of any Borrower, etc. The Company shall cease to own, beneficially or of record, directly or indirectly, 100% of the issued and outstanding shares of capital stock of any Material Subsidiary or any other Borrower.

          8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

                    (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

                    (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

                    (c) require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

                    (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

          8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

                    First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article 3) payable to the Administrative Agent in its capacity as such;

                    Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

                    Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

                    Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

                    Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

                    Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE 9
ADMINISTRATIVE AGENT

          9.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

          9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

          9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

                    (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

                    (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

                    (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

                    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the L/C Issuer.

                    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

          9.04     Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of

Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

          9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

                    Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

          9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

          9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Joint Bookrunner or the Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

          9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

                    (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

                    (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the

Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

          9.10 Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

                    Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.10.

ARTICLE 10
MISCELLANEOUS

          10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

                    (a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

                    (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

                    (c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

                    (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or L/C Borrowing or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate;

                    (e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

                    (f) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender;

                    (g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

                    (h) release the Company from the Company Guaranty or all or substantially all of the Subsidiary Guarantors from the Subsidiary Guaranty without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

          10.02 Notices; Effectiveness; Electronic Communication.

                    (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

                         (i) if to the Borrowers, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

                         (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

                    (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article 2 if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

                    (c) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

                    (d) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

          10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          10.04 Expenses; Indemnity; Damage Waiver.

                    (a) Costs and Expenses. The Company shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents as required under the Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

                    (b) Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

                    (c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

                    (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

                    (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

                    (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

          10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

          10.06 Successors and Assigns.

                    (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) or this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                    (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that

                         (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000.00 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed);

                         (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;

                         (iii) any assignment of a Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

                         (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.00, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

                    (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrowers and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

                    (d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a

“Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

                    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

                    (e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

                    (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                    (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

                    (h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the

Administrative Agent and the Company (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company and the Administrative Agent and with the payment of a processing fee of $3,500.00, assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

                    (i) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

          10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

          For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

          10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

          10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

          10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

          10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

          10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

                    (a)     the Company shall have paid (or caused a Designated Subsidiary to pay) to the Administrative Agent the assignment fee specified in Section 10.06(b);

                    (b)     such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts owed to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Subsidiary (in the case of all other amounts);

                    (c)     in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

                    (d)     such assignment does not conflict with applicable Laws.

                    A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

          10.14 Governing Law; Jurisdiction; Etc.

                    (a)     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

                    (b)     SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE CITY AND COUNTY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SECOND CIRCUIT, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE

HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

                    (c)     WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

                    (d)     SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

                    (e)     APPOINTMENT OF CURTISS-WRIGHT AS PROCESS AGENT. IN ADDITION TO THE CONSENT TO SERVICE SET FORTH IN CLAUSE (d) HEREOF, ANY SUBSIDIARY THAT IS NOT A SUBSIDIARY THAT IS ORGANIZED UNDER THE LAWS OF ANY STATE OF THE UNITED STATES OR THE DISTRICT OF COLUMBIA THAT BECOMES A BORROWER HEREUNDER (INCLUDING CURTISS-WRIGHT ANTRIEBSTECHNIK GMBH) HEREBY IRREVOCABLY AND UNCONDITIONALLY APPOINTS THE COMPANY AS ITS AGENT TO RECEIVE, ON BEHALF OF ITSELF AND ON BEHALF OF ITS PROPERTY, SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING, AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY ACCEPTS SUCH APPOINTMENT. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO SUCH SUBSIDIARY IN CARE OF THE COMPANY AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 10.02, AND SUCH SUBSIDIARY HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE COMPANY TO ACCEPT SUCH SERVICE ON ITS BEHALF.

          10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR

INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          10.16 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

          10.17 Time of the Essence. Time is of the essence of the Loan Documents.

          10.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

          10.19 Entire Agreement. This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CURTISS-WRIGHT CORPORATION

By:

Name:	Harry Jakubowitz
Title:	Vice President and Treasurer

CURTISS-WRIGHT CONTROLS, INC.

By:

Name:	Harry Jakubowitz
Title:	Treasurer

METAL IMPROVEMENT COMPANY, LLC

By:

Name:	Harry Jakubowitz
Title:	Treasurer

CURTISS-WRIGHT FLOW CONTROL CORPORATION

By:

Name:	Harry Jakubowitz
Title:	Treasurer

CURTISS-WRIGHT FLOW CONTROL SERVICE CORPORATION

By:

Name:	Harry Jakubowitz
Title:	Treasurer

CURTISS-WRIGHT ELECTRO-MECHANICAL CORPORATION

By:

Name:	Harry Jakubowitz
Title:	Treasurer

DY 4 SYSTEMS, INC.

By:

Name:	Harry Jakubowitz
Title:	Treasurer

CURTISS-WRIGHT ANTRIEBSTECHNIK GMBH

By:

Name:	Harry Jakubowitz
Title:	Treasurer

BANK OF AMERICA, N.A., as Administrative Agent

By:

Name:

Title:

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:

Name:

Title:

JPMORGAN CHASE BANK N.A., as Syndication Agent and as a Lender

By:

Name:

Title:

SUNTRUST BANK, as Co-Documentation Agent and as a Lender

By:

Name:

Title:

CITIBANK, N.A., as Co-Documentation Agent and as a Lender

By:

Name:

Title:

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:

Name:

Title:

THE BANK OF NEW YORK, as a Lender

By:

Name:

Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:

Name:

Title:

HSBC BANK USA NA, as a Lender

By:

Name:

Title:

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date: ___________, _____

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

          Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of __________, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Curtiss-Wright Corporation, a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, et al.

          The Company hereby requests, on behalf of itself or, if applicable, the Designated Borrower referenced in item 6 below (the “Applicable Designated Borrower”) (select one):

          A Borrowing of Committed Loans/A conversion or continuation of Loans

1.	On _______________ (a Business Day).

2.	In the amount of ________________.

3.	Comprised of ________________.
[Type of Committed Loan requested]

4.	In the following currency: ________________________

5.	For Eurocurrency Rate Loans: with an Interest Period of ___ months.

6.	On behalf of ____________________________ [insert name of applicable Designated Borrower].

A-1

Form of Committed Loan Notice

          The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

CURTISS-WRIGHT CORPORATION

By:

Name:

Title:

A-2

Form of Committed Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date: ___________, _____

To:	Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

          Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of ________, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Curtiss-Wright Corporation, a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, et al.

          The undersigned hereby requests a Swing Line Loan:

1.	On ____________ (a Business Day).

2.	In the amount of $_______________.

          The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

CURTISS-WRIGHT CORPORATION

By:

Name:

Title:

B - 1

Form of Swing Line Loan Notice

EXHIBIT C

FORM OF NOTE

_________, 2007

          FOR VALUE RECEIVED, each of the undersigned (the “Borrower”) hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to such Borrower under that certain Second Amended and Restated Credit Agreement, dated as __________, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Curtiss-Wright Corporation, a Delaware corporation, the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, et al.

          Each Borrower promises to pay interest on the unpaid principal amount of each Loan to such Borrower from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Committed Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

          This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Company Guaranty and the Subsidiary Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

          Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Form of Note

          THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

CURTISS-WRIGHT CORPORATION

By:

Name:	Harry Jakubowitz
Title:	Vice President and Treasurer

CURTISS-WRIGHT CONTROLS, INC.

By:

Name:	Harry Jakubowitz
Title:	Treasurer

METAL IMPROVEMENT COMPANY, LLC

By:

Name:	Harry Jakubowitz
Title:	Treasurer

CURTISS-WRIGHT FLOW CONTROL CORPORATION

By:

Name:	Harry Jakubowitz
Title:	Treasurer

CURTISS-WRIGHT FLOW CONTROL SERVICE CORPORATION

By:

Name:	Harry Jakubowitz
Title:	Treasurer

Form of Note

CURTISS-WRIGHT ELECTRO-MECHANICAL CORPORATION

By:

Name:	Harry Jakubowitz
Title:	Treasurer

DY 4 SYSTEMS, INC.

By:

Name:	Harry Jakubowitz
Title:	Treasurer

CURTISS-WRIGHT ANTRIEBSTECHNIK GMBH

By:

Name:	Harry Jakubowitz
Title:	Treasurer

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: ___________,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

          Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of _________, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Curtiss-Wright Corporation, a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, et al.

          The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ___________________________ of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

          1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

          1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

          2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a reasonably thorough review of the transactions and condition (financial or otherwise) of the Company and its Subsidiaries during the accounting period covered by the attached financial statements.

          3. A review of the activities of the Company and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining

Form of Compliance Certificate

whether during such fiscal period the Company and its Subsidiaries performed and observed all of their Obligations to be performed and observed under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, each of the Company and its Subsidiaries performed and observed each covenant and condition of the Loan Documents applicable to it.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

          4. The representations and warranties of (i) the Borrowers contained in Article 5 of the Agreement and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof in all material respects; except (x) that any such representations and warranties that are qualified by reference to materiality or Material Adverse Effect shall be true and correct in all respects; (y) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (z) that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement.

          5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ______________ , ______________.

CURTISS-WRIGHT CORPORATION

By:

Name:

Title:

Form of Compliance Certificate

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Section 7.11 (a) – Consolidated Interest Coverage Ratio.

	A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):

		1.	Consolidated Net Income for Subject Period:	$________

		2.	Consolidated Interest Charges for Subject Period:	$________

		3.	Consolidated foreign, federal and state income tax expenses for Subject Period:	$________

		4.	Consolidated depreciation for Subject Period:	$________

		5.	Consolidated amortization for Subject Period:	$________

		6.	Extraordinary losses for Subject Period:	$________

		7.	Extraordinary gains for Subject Period:	$________

		8.	Consolidated EBITDA (Lines I.A.1+2+3+4+5+6-7):	$________

	B.	Consolidated Interest Charges for Subject Period:		$________

	C.	Consolidated Interest Coverage Ratio (Line I.A.8 ÷ Line I.B):		________ to 1

Minimum required as of the end of any fiscal quarter: 3.0:1

II.	Section 7.11 (b) – Consolidated Leverage Ratio.

	A.	Consolidated Funded Indebtedness for the Statement Date		$________

	B.	Consolidated Capitalization of the Company and its Subsidiaries for the Statement Date		$________

	C.	Consolidated Leverage Ratio (Line II.A ÷ Line II.B):		_________%

Maximum permitted at any time: 60%

Form of Compliance Certificate

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

          This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Second Amended and Restated Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ______________________________

2.	Assignee: ______________________________ [and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower(s): ______________________________

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement: Second Amended and Restated Credit Agreement, dated as of _______, 2007, among Curtiss-Wright Corporation, a Delaware corporation, the Designated Borrowers from time to time party thereto, the Lenders from time to time

Form of Assignment and Assumption

party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, et al.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment for all Lenders	Amount of Commitment Assigned*	Percentage Assigned of Commitment		CUSIP Number

	$	$		%
	$	$		%
	$	$		%

[7.	Trade Date: __________________]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

Consented to and Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent, Swing Line Lender and L/C Issuer

By:

Title:

[Consented to:

CURTISS-WRIGHT CORPORATION

By:

Title:

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF ___________, 2007

among

CURTISS-WRIGHT CORPORATION

and

CERTAIN SUBSIDIARIES,

as Borrowers,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuers, et al.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

                    1. Representations and Warranties.

                    1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

                    1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement,

Form of Assignment and Assumption

together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

                    2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

               3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

EXHIBIT F

FORM OF COMPANY GUARANTY

PARENT GUARANTY AND SURETYSHIP AGREEMENT

          THIS PARENT GUARANTY AND SURETYSHIP AGREEMENT (this “Agreement”) made as of the ___day of ____, 2007 by CURTISS-WRIGHT CORPORATION (the “Guarantor”), in favor of BANK OF AMERICA, N.A., as administrative agent for the Guaranteed Parties (as defined below) (in such capacity, together with its successors in such capacity, the “Administrative Agent”). Terms used herein and not otherwise defined herein are used as defined in the Credit Agreement (as defined below).

Background of Agreement

          The Guarantor, certain Subsidiaries of the Guarantor, the Lenders, the Administrative Agent, Bank of America, N.A., as Swing Line Lender and L/C Issuer, JPMorgan Chase Bank N.A., as syndication agent for the Lenders, Suntrust Bank and Citibank, N.A., as co-documentation agent for the Lenders are parties to a Second Amended and Restated Credit Agreement, dated as of the date hereof (as amended, the “Credit Agreement”). The Lenders, Swing Line Lender, each L/C Issuer, the Syndication Agent and the Documentation Agents shall be referred to herein as the “Guaranteed Parties”.

          Pursuant to the Credit Agreement, the execution and delivery of this Agreement by the Guarantor is a condition to the Lenders’ obligations to honor any Request for a Credit Extension made by the Guarantor or any other Borrower.

          The Guarantor has determined that (i) it will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement and (ii) it was and will be solvent both before and after giving effect to the transactions contemplated by the Credit Agreement and this Agreement.

          NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. Guaranty and Suretyship.

                    1.1 Guaranty of Payment. The Guarantor hereby agrees to act as surety for the Guaranteed Obligations (as defined in Section 1.2 below), and irrevocably and unconditionally guarantees to the Administrative Agent and the Lenders that the Guaranteed Obligations shall be paid in full when due and payable, whether at the stated or accelerated maturity thereof or upon any mandatory or voluntary prepayment or otherwise.

                    1.2 Definition of “Guaranteed Obligations”. For purposes of this Agreement, the term “Guaranteed Obligations” shall mean (a) any “Obligations” as that term is defined in the Credit Agreement but in any event, shall include, without limitation, any amounts

Form of Company Guaranty Parent Guaranty and Suretyship Agreement

due from time to time in respect of (i) loans and interest thereon under the Credit Agreement and the Notes, (ii) fees payable under the Credit Agreement and (iii) indemnifications provided for, and other amounts payable, under the Credit Agreement or other Loan Documents. Notwithstanding the definition of “Guaranteed Obligations” herein, the liability of the Guarantor hereunder is limited to an amount equal to (x) the amount that would render this guaranty void, voidable or unenforceable against the Guarantor’s creditors or creditors’ representatives under any applicable fraudulent conveyance, fraudulent transfer or similar act or under Section 544 or 548 of the Bankruptcy Code of 1978, as amended, minus (y) $1.00 (one U.S. Dollar).

                    1.3 Obligations of Guarantor Absolute, Etc. The obligations of the Guarantor hereunder shall be absolute and unconditional. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the agreement, instrument or document giving rise to such Guaranteed Obligations, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any such terms or the rights of the Agent and the Lenders with respect thereto. The liability of the Guarantor hereunder shall be absolute and unconditional irrespective of:

                              (a) any lack of validity or enforceability of any Loan Document;

                              (b) any change in the time, manner or place of payment of the Guaranteed Obligations;

                              (c) any amendment or modification of or supplement to the Loan Documents (including, without limitation, any amendment which would increase the amount of the Guaranteed Obligations), or any furnishing or acceptance of any security, or any release of any security or the release of any Person’s obligations (including without limitation, the Guarantor or any other Borrower), with respect to the Guaranteed Obligations;

                              (d) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such instrument, document or agreement or any exercise or nonexercise of any right, remedy, power or privilege under or in respect of any such instrument;

                              (e) any counterclaim, setoff, recoupment or defense based upon any claim the Guarantor, any Borrower or any pledgor may have against the Agent or any Lender;

                              (f) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to any Borrower, any Affiliate of the Borrower or the Guarantor or their respective properties or creditors;

                              (g) any invalidity or unenforceability, in whole or in part, of any term hereof or of the Loan Documents;

                              (h) any failure on the part of any Borrower or any Affiliate or any Person that may have been an Affiliate for any reason to perform or comply with any term of the Loan Documents; or

                              (i) any other occurrence whatsoever, whether similar or dissimilar to the foregoing.

Form of Company Guaranty Parent Guaranty and Suretyship Agreement

                    1.4 Continuing Guaranty. This guaranty and suretyship is an absolute, unconditional, present and continuing guaranty and suretyship of payment and is in no way conditional or contingent; it shall remain in full force and effect until terminated pursuant to Section 5 below.

                    1.5 Waivers. The Guarantor hereby waives, to the fullest extent permitted by applicable law, (a) all presentments, demands for performance, notice of non-performance, protests, notices of protests and notices of dishonor in connection with the Guaranteed Obligations or any agreement relating thereto; (b) notice of acceptance of this Agreement; (c) any requirement of diligence or promptness on the part of the Agent or any Lender in the enforcement of its rights hereunder or under the Loan Documents; (d) any enforcement of any present or future agreement or instrument relating directly or indirectly to the Guaranteed Obligations; (e) notice of any of the matters referred to in subsection 1.3 hereof; (f) notices of every kind and description which may be required to be given by any statute or rule of law; and (g) any defense of any kind which it may now or hereafter have with respect to its liability under this Agreement to the fullest extent permitted by law. Without limiting the foregoing, the Agent and the Lenders shall not be required to make any demand upon, or to pursue or exhaust any rights or remedies against any Borrower, any other guarantor or any other Person, or against the collateral security, for the Guaranteed Obligations. No failure on the part of the Agent or the Lenders to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. The Guarantor hereby agrees that it will not enforce or otherwise exercise or claim or assert any rights of subrogation or contribution against any Person with respect to the Guaranteed Obligations or any security therefor unless and until all the Guaranteed Obligations are paid in full.

          2. Expenses.

                    Whether or not the transactions contemplated by this Agreement are fully consummated, the Guarantor shall promptly pay (or reimburse, as the Administrative Agent may elect) all costs and expenses which the Administrative Agent has incurred or may incur in connection with the negotiation, preparation, reproduction, interpretation, administration and enforcement of this Agreement and all amendments, waivers, modifications and supplements hereto and the collection of all amounts due hereunder.

          3. [Reserved].

Form of Company Guaranty Parent Guaranty and Suretyship Agreement

          4. Right of Set-off.

                    Each Lender shall have the right, without notice to the Guarantor, to set off against and apply to such due and payable amount of any Guaranteed Obligation of the Guarantor, including all deposits (whether time or demand, general or special, provisionally or finally credited, however evidenced) now or hereafter maintained by the Guarantor with such Lender. Such right shall be absolute and unconditional in all circumstances, regardless of the offices or branches through which the parties are acting with respect to the offset obligations, regardless of whether the offset obligations are denominated in the same or different currencies, and regardless of the existence or adequacy of any other direct or indirect security or any other right or remedy available to such Lender. Upon the occurrence of and throughout the period in which the Lenders reasonably believe there is continuing an Event of Default hereunder, the Guarantor hereby authorizes each Lender to apply any such deposit balances now or hereafter in the possession of such Lender to the payment of the Guaranteed Obligations. The provisions hereof shall not be deemed or construed to limit rights of set-off or liens or similar rights which any Lender may otherwise have by reason of applicable Law or other agreement.

          5. Termination of Guaranty

                    At such time as (a) the Lenders have no further obligation to honor Requests for Credit Extensions under the terms of the Credit Agreement and (b) all the Guaranteed Obligations have been indefeasibly paid and/or performed in full, then the guaranty provided for herein and this Guaranty Agreement shall terminate, provided, however, that (i) all indemnities of the Guarantor contained in this Guaranty Agreement or any Loan Document shall survive and remain operative and in full force and effect regardless of the termination of this Guaranty Agreement, and (ii) the guaranty provided for herein shall be reinstated if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any of the Administrative Agent, Swing Line Lender, any L/C Issuer, any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Guarantor or otherwise, all as though such payment had not been made.

          6. Miscellaneous.

                    6.1 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICT OF LAW PRINCIPLES.

                    6.2 Specific Performance. The Guarantor hereby authorizes the Administrative Agent and the Lenders to demand specific performance of this Agreement at any time when the Guarantor shall have failed to comply with any provision hereof, and the Guarantor hereby irrevocably waives any defense based on the adequacy of a remedy at law which might be asserted as a bar to the remedy of specific performance hereof in any action brought therefor.

                    6.3 Non-Exclusive Remedies. No remedy or right herein conferred upon, or reserved to the Administrative Agent or the Lenders is intended to be to the exclusion of any other remedy or right, but each and every such remedy or right shall be cumulative and shall be

Form of Company Guaranty Parent Guaranty and Suretyship Agreement

in addition to every other remedy or right given hereunder or under any other contract or under law.

                    6.4 Delay and Non-Waiver. No delay or omission by the Administrative Agent or any Lender to exercise any remedy or right hereunder shall impair any such remedy or right or shall be construed to be a waiver of any Event of Default, or an acquiescence therein, nor shall it affect any subsequent Event of Default of the same or of a different nature.

                    6.5 Successors and Assigns. Except as otherwise provided in the Credit Agreement, the Administrative Agent may assign or transfer this Agreement and any or all rights or obligations hereunder without the consent of the Guarantor and without prior notice. Neither the Guarantor nor any Borrower shall assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the Administrative Agent. The rights and privileges of the Administrative Agent and the Lenders under this Agreement shall inure to the benefit of their respective successors, assigns and participants. All promises, covenants and agreements of the Guarantor contained in this Agreement shall be binding upon the successors and assigns thereof.

                    6.6 Amendments and Waivers. This Agreement represents the entire agreement between the parties with respect to the transactions contemplated herein and, except as expressly provided herein, shall not be affected by reference to any other documents. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but such may be accomplished only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

                    6.7 Notices and Communications. Any notice contemplated herein or required or permitted to be given hereunder shall be made in the manner set forth in the Credit Agreement and delivered at the addresses set forth on Schedule 10.02 of the Credit Agreement, or to such other address as any party hereto may have last specified by written notice to the other party or parties. The Guaranteed Parties may rely on any notice (whether or not made in a manner contemplated by this Agreement) purportedly made by or on behalf of the Guarantor, and the Guaranteed Parties shall have no duty to verify the identity or authority of the Person giving such notice.

                    6.8 Headings; Counterparts. Headings to this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, taken together, shall constitute one instrument. Delivery of a photocopy or telecopy of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of such signature page.

                    6.9 Severability. If any of the provisions or terms of this Agreement shall for any reason be held to be invalid or unenforceable such invalidity or unenforceability shall not affect any of the other terms hereof, but this Agreement shall be construed as if such invalid or unenforceable term had never been contained herein. Any such invalidity or unenforceability in a particular jurisdiction shall not be deemed to render a provision invalid or unenforceable in any other jurisdiction. Without limiting the generality of the foregoing, any invalidity, illegality or unenforceability of any term or provision of this Agreement in any jurisdiction or as against the

Form of Company Guaranty Parent Guaranty and Suretyship Agreement

Guarantor shall not affect the validity, legality or enforceability of any other terms hereof or in any other jurisdiction or against any other guarantor.

          7. Indemnification.

                    The Guarantor shall indemnify, reimburse and hold harmless the Guaranteed Parties from and against any and all losses, claims, liabilities, damages, penalties, suits, reasonable costs and expenses, of any kind or nature, (including reasonable fees relating to the cost of investigating and defending any of the foregoing) imposed on, incurred by or asserted against the Guaranteed Parties in any way related to or arising from or alleged to arise from this Agreement or the guarantees provided herein except any such losses, claims, liabilities, damages, penalties, suits, costs and expenses which result from the gross negligence or willful misconduct of the Guaranteed Parties as determined by a final nonappealable decision of a court of competent jurisdiction.

          8. Jurisdiction; Waiver Of Jury Trial; Waiver of Venue; Service of Process, Appointment of Process Agent

                    8.1 SUBMISSION TO JURISDICTION. THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE CITY AND COUNTY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SECOND CIRCUIT, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY INDEMNIFIED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

                    8.2 WAIVER OF VENUE. THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 8.1. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Form of Company Guaranty Parent Guaranty and Suretyship Agreement

                    8.3 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

                    8.4 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                    8.5 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Guarantor, which information includes the name and address of the Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Guarantor in accordance with the Act.

                    8.6 Limitation of Liability. No claim may be made by the Guarantor against the Guaranteed Parties or any affiliate, director, officer, employee, attorney or agent of the Guaranteed Parties for any special, indirect, consequential or punitive damages in respect of any claim arising from or relating to this Agreement or any other Loan Document or any statement, course of conduct, act, omission or event in connection with any of the foregoing (whether based on breach of contract, tort or any other theory of liability); and the Guarantor hereby waives, released and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist.

Form of Company Guaranty Parent Guaranty and Suretyship Agreement

          IN WITNESS WHEREOF, the undersigned has executed this Parent Guaranty and Suretyship Agreement on the date and year first above written.

[SIGNATURE PAGES PROVIDED SEPARATELY]

Form of Company Guaranty Parent Guaranty and Suretyship Agreement

EXHIBIT G

[FORM OF SUBSIDIARY GUARANTY]

SUBSIDIARY GUARANTY AND SURETYSHIP AGREEMENT

          THIS SUBSIDIARY GUARANTY AND SURETYSHIP AGREEMENT (this “Agreement”) made as of the ___day of ____, 2007 by the various guarantors signatory hereto either on the date hereof or by joinder after the date hereof (collectively, the “Guarantors” or, individually, a “Guarantor”), in favor of BANK OF AMERICA, N.A., as administrative agent for the Guaranteed Parties (as defined below) (in such capacity, together with its successors in such capacity, the “Administrative Agent”). Terms used herein and not otherwise defined herein are used as defined in the Credit Agreement (as defined below).

Background of Agreement

          Curtiss-Wright Corporation (the “Company”), the Guarantors, the Foreign Borrowers, the Lenders, the Administrative Agent, Bank of America, N.A., as Swing Line Lender and L/C Issuer, JPMorgan Chase Bank N.A., as syndication agent for the Lenders, Suntrust Bank and Citibank, N.A., as co-documentation agent for the Lenders are parties to a Second Amended and Restated Credit Agreement, dated as of the date hereof (as amended, the “Credit Agreement”). The Lenders, Swing Line Lender, each L/C Issuer, the Syndication Agent and the Documentation Agents shall be referred to herein as the “Guaranteed Parties”.

          Pursuant to the Credit Agreement, the execution and delivery of this Agreement by the Guarantors is a condition to the Lenders’ obligations to honor any Request for a Credit Extension made by the Company, the Guarantors or any Foreign Borrower.

          Each of the Guarantors is a Subsidiary of the Company. Each Guarantor has determined that (i) it will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement and (ii) it was and will be solvent both before and after giving effect to the transactions contemplated by the Credit Agreement and this Agreement.

          NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. Guaranty and Suretyship.

                    1.1 Guaranty of Payment. The Guarantors hereby jointly and severally agree to act as surety for the Guaranteed Obligations (as defined in Section 1.2 below), and irrevocably and unconditionally guaranty to the Administrative Agent and the Lenders that the Guaranteed Obligations shall be paid in full when due and payable, whether at the stated or accelerated maturity thereof or upon any mandatory or voluntary prepayment or otherwise.

                    1.2 Definition of “Guaranteed Obligations”. For purposes of this Agreement, the term “Guaranteed Obligations” shall mean (a) any “Obligations” as that term is defined in the Credit Agreement but in any event, shall include, without limitation, any amounts due from time to time in respect of (i) loans and interest thereon under the Credit Agreement and

Form of Subsidiary Guaranty Subsidiary Guaranty and Suretyship Agreement

the Notes, (ii) fees payable under the Credit Agreement and (iii) indemnifications provided for, and other amounts payable, under the Credit Agreement or other Loan Documents. Notwithstanding the definition of “Guaranteed Obligations” herein, the liability of each Guarantor hereunder is limited to an amount equal to (x) the amount that would render this guaranty void, voidable or unenforceable against such Guarantor’s creditors or creditors’ representatives under any applicable fraudulent conveyance, fraudulent transfer or similar act or under Section 544 or 548 of the Bankruptcy Code of 1978, as amended, minus (y) $1.00 (one U.S. Dollar).

                    1.3 Obligations of Guarantors Absolute, Etc. The obligations of the Guarantors hereunder shall be absolute and unconditional. Each Guarantor, jointly and severally, guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the agreement, instrument or document giving rise to such Guaranteed Obligations, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any such terms or the rights of the Agent and the Lenders with respect thereto. The liability of the Guarantors hereunder shall be absolute and unconditional irrespective of:

                              (a) any lack of validity or enforceability of any Loan Document;

                              (b) any change in the time, manner or place of payment of the Guaranteed Obligations;

                              (c) any amendment or modification of or supplement to the Loan Documents (including, without limitation, any amendment which would increase the amount of the Guaranteed Obligations), or any furnishing or acceptance of any security, or any release of any security or the release of any Person’s obligations (including without limitation, any Guarantor, the Company or any Foreign Borrower), with respect to the Guaranteed Obligations;

                              (d) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such instrument, document or agreement or any exercise or nonexercise of any right, remedy, power or privilege under or in respect of any such instrument;

                              (e) any counterclaim, setoff, recoupment or defense based upon any claim any Guarantor, the Company, any Foreign Borrower or any pledgor may have against the Agent or any Lender;

                              (f) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to the Company, any Affiliate of the Company or any Guarantor or their respective properties or creditors;

                              (g) any invalidity or unenforceability, in whole or in part, of any term hereof or of the Loan Documents;

                              (h) any failure on the part of the Company or any Affiliate or any Person that may have been an Affiliate for any reason to perform or comply with any term of the Loan Documents; or

                              (i) any other occurrence whatsoever, whether similar or dissimilar to the foregoing.

Form of Subsidiary Guaranty Subsidiary Guaranty and Suretyship Agreement

                    1.4 Continuing Guaranty. This guaranty and suretyship is an absolute, unconditional, present and continuing guaranty and suretyship of payment and is in no way conditional or contingent; it shall remain in full force and effect until terminated pursuant to Section 5 below.

                    1.5 Joint and Several Liability. Each and every representation, warranty, covenant and agreement made by the Guarantors, or any of them, under this Agreement shall be and constitute joint and several obligations of all of the Guarantors, whether or not so expressly stated herein.

                    1.6 Waivers. Each Guarantor hereby waives, to the fullest extent permitted by applicable law, (a) all presentments, demands for performance, notice of non-performance, protests, notices of protests and notices of dishonor in connection with the Guaranteed Obligations or any agreement relating thereto; (b) notice of acceptance of this Agreement; (c) any requirement of diligence or promptness on the part of the Agent or any Lender in the enforcement of its rights hereunder or under the Loan Documents; (d) any enforcement of any present or future agreement or instrument relating directly or indirectly to the Guaranteed Obligations; (e) notice of any of the matters referred to in subsection 1.3 hereof; (f) notices of every kind and description which may be required to be given by any statute or rule of law; and (g) any defense of any kind which it may now or hereafter have with respect to its liability under this Agreement to the fullest extent permitted by law. Without limiting the foregoing, the Agent and the Lenders shall not be required to make any demand upon, or to pursue or exhaust any rights or remedies against any Borrower, any other guarantor or any other Person, or against the collateral security, for the Guaranteed Obligations. No failure on the part of the Agent or the Lenders to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Each Guarantor hereby agrees that it will not enforce or otherwise exercise or claim or assert any rights of subrogation or contribution against any Person with respect to the Guaranteed Obligations or any security therefor unless and until all the Guaranteed Obligations are paid in full.

          2. Expenses.

          Whether or not the transactions contemplated by this Agreement are fully consummated, each Guarantor shall promptly pay (or reimburse, as the Administrative Agent may elect) all costs and expenses which the Administrative Agent has incurred or may incur in connection with the negotiation, preparation, reproduction, interpretation, administration and enforcement of this Agreement and all amendments, waivers, modifications and supplements hereto and the collection of all amounts due hereunder.

          3. Additional Parties.

                    Any Person which becomes a Designated Borrower after the date hereof shall become a Guarantor hereunder, and the Guarantors shall cause such Person to signify its acceptance of the terms hereof by execution and delivery to the Agent of one or more counterparts of the Joinder hereto, appropriately dated.

Form of Subsidiary Guaranty Subsidiary Guaranty and Suretyship Agreement

          4. Right of Set-off.

                    Each Lender shall have the right, without notice to the Guarantor, to set off against and apply to such due and payable amount of any Guaranteed Obligation of the Guarantor, including all deposits (whether time or demand, general or special, provisionally or finally credited, however evidenced) now or hereafter maintained by the Guarantor with such Lender. Such right shall be absolute and unconditional in all circumstances, regardless of the offices or branches through which the parties are acting with respect to the offset obligations, regardless of whether the offset obligations are denominated in the same or different currencies, and regardless of the existence or adequacy of any other direct or indirect security or any other right or remedy available to such Lender. Upon the occurrence of and throughout the period in which the Lenders reasonably believe there is continuing an Event of Default hereunder, each Guarantor hereby authorizes each Lender to apply any such deposit balances now or hereafter in the possession of such Lender to the payment of the Guaranteed Obligations. The provisions hereof shall not be deemed or construed to limit rights of set-off or liens or similar rights which any Lender may otherwise have by reason of applicable Law or other agreement.

          5. Termination of Guaranty

                    5.1 Termination of Guaranty Obligations of All Guarantors. At such time as (a) the Lenders have no further obligation to honor Requests for Credit Extensions under the terms of the Credit Agreement and (b) all the Guaranteed Obligations have been indefeasibly paid and/or performed in full, then the guaranty provided for herein and this Guaranty Agreement shall terminate, provided, however, that (i) all indemnities of the Guarantors contained in this Guaranty Agreement or any Loan Document shall survive and remain operative and in full force and effect regardless of the termination of this Guaranty Agreement, and (ii) the guaranty provided for herein shall be reinstated if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any of the Administrative Agent, Swing Line Lender, any L/C Issuer, any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any Guarantor or otherwise, all as though such payment had not been made.

                    5.2 Termination of Guaranty Obligations of Sold Guarantors. Effective upon the closing of a sale or other disposition by any Borrower of all the outstanding capital stock of, or all partnership interests or all other equity interests in, any of the Guarantors hereunder (any Guarantor being so sold is hereinafter the “Sold Guarantor”) in conformity with the provisions of the Credit Agreement, and receipt by the Administrative Agent of a certification to such effect from the chief financial officer of the Company, the obligations of that Sold Guarantor hereunder (including, without limitation, obligations under Section 7) shall terminate. However, all the obligations of the other Guarantors hereunder shall remain in full force and effect.

          6. Miscellaneous.

                    6.1 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICT OF LAW PRINCIPLES.

                    6.2 Specific Performance. Each Guarantor hereby authorizes the Administrative Agent and the Lenders to demand specific performance of this Agreement at any time when such Guarantor shall have failed to comply with any provision hereof, and each

Form of Subsidiary Guaranty Subsidiary Guaranty and Suretyship Agreement

Guarantor hereby irrevocably waives any defense based on the adequacy of a remedy at law which might be asserted as a bar to the remedy of specific performance hereof in any action brought therefor.

                    6.3 Non-Exclusive Remedies. No remedy or right herein conferred upon, or reserved to the Administrative Agent or the Lenders is intended to be to the exclusion of any other remedy or right, but each and every such remedy or right shall be cumulative and shall be in addition to every other remedy or right given hereunder or under any other contract or under law.

                    6.4 Delay and Non-Waiver. No delay or omission by the Administrative Agent or any Lender to exercise any remedy or right hereunder shall impair any such remedy or right or shall be construed to be a waiver of any Event of Default, or an acquiescence therein, nor shall it affect any subsequent Event of Default of the same or of a different nature.

                    6.5 Successors and Assigns. Except as otherwise provided in the Credit Agreement, the Administrative Agent may assign or transfer this Agreement and any or all rights or obligations hereunder without the consent of any Guarantor and without prior notice. Neither the Company nor any Guarantor shall assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the Administrative Agent. The rights and privileges of the Administrative Agent and the Lenders under this Agreement shall inure to the benefit of their respective successors, assigns and participants. All promises, covenants and agreements of each Guarantor contained in this Agreement shall be binding upon the successors and assigns of such Person. Notwithstanding the foregoing, if there shall become additional “Guarantors” or if there should be any assignment of any guaranty obligations by operation of law or in contravention of the terms of this Agreement or otherwise, then all covenants, agreements, representations and warranties made herein or pursuant hereto by or on behalf of the Guarantors shall bind the successors and assigns of the Guarantors and any such additional Guarantors, jointly and severally, together with the preexisting Guarantors whether or not such new or additional Guarantors execute the Joinder as set forth in Section 3.

                    6.6 Amendments and Waivers. This Agreement represents the entire agreement between the parties with respect to the transactions contemplated herein and, except as expressly provided herein, shall not be affected by reference to any other documents. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but such may be accomplished only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

                    6.7 Notices and Communications. Any notice contemplated herein or required or permitted to be given hereunder shall be made in the manner set forth in the Credit Agreement and delivered at the addresses set forth on Schedule 10.02 of the Credit Agreement, or to such other address as any party hereto may have last specified by written notice to the other party or parties. The Guaranteed Parties may rely on any notice (whether or not made in a manner contemplated by this Agreement) purportedly made by or on behalf of a Guarantor, and the Guaranteed Parties shall have no duty to verify the identity or authority of the Person giving such notice.

Form of Subsidiary Guaranty Subsidiary Guaranty and Suretyship Agreement

                    6.8 Headings; Counterparts. Headings to this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, taken together, shall constitute one instrument. Delivery of a photocopy or telecopy of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of such signature page.

                    6.9 Severability. If any of the provisions or terms of this Agreement shall for any reason be held to be invalid or unenforceable such invalidity or unenforceability shall not affect any of the other terms hereof, but this Agreement shall be construed as if such invalid or unenforceable term had never been contained herein. Any such invalidity or unenforceability in a particular jurisdiction shall not be deemed to render a provision invalid or unenforceable in any other jurisdiction. Without limiting the generality of the foregoing, any invalidity, illegality or unenforceability of any term or provision of this Agreement in any jurisdiction or as against any Guarantor shall not affect the validity, legality or enforceability of any other terms hereof or in any other jurisdiction or against any other Guarantor.

          7. Indemnification.

                    Each Guarantor, jointly and severally, shall indemnify, reimburse and hold harmless the Guaranteed Parties from and against any and all losses, claims, liabilities, damages, penalties, suits, reasonable costs and expenses, of any kind or nature, (including reasonable fees relating to the cost of investigating and defending any of the foregoing) imposed on, incurred by or asserted against the Guaranteed Parties in any way related to or arising from or alleged to arise from this Agreement or the guarantees provided herein except any such losses, claims, liabilities, damages, penalties, suits, costs and expenses which result from the gross negligence or willful misconduct of the Guaranteed Parties as determined by a final nonappealable decision of a court of competent jurisdiction.

          8. Jurisdiction; Waiver Of Jury Trial; Waiver of Venue; Service of Process, Appointment of Process Agent

                    8.1 SUBMISSION TO JURISDICTION. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE CITY AND COUNTY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SECOND CIRCUIT, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN

Form of Subsidiary Guaranty Subsidiary Guaranty and Suretyship Agreement

DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY INDEMNIFIED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

                    8.2 WAIVER OF VENUE. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 8.1. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

                    8.3 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

                    8.4 APPOINTMENT OF CURTISS-WRIGHT AS PROCESS AGENT. IN ADDITION TO THE CONSENT TO SERVICE SET FORTH IN SECTION 8.3 HEREOF, ANY GUARANTOR THAT IS NOT A SUBSIDIARY THAT IS ORGANIZED UNDER THE LAWS OF ANY STATE OF THE UNITED STATES OR THE DISTRICT OF COLUMBIA THAT BECOMES A GUARANTOR HEREUNDER HEREBY IRREVOCABLY AND UNCONDITIONALLY APPOINTS THE COMPANY AS ITS AGENT TO RECEIVE, ON BEHALF OF ITSELF AND ON BEHALF OF ITS PROPERTY, SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING, AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY ACCEPTS SUCH APPOINTMENT. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO SUCH GUARANTOR IN CARE OF THE COMPANY AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 10.02 OF THE CREDIT AGREEMENT, AND SUCH GUARANTOR HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE COMPANY TO ACCEPT SUCH SERVICE ON ITS BEHALF.

                    8.5 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE

Form of Subsidiary Guaranty Subsidiary Guaranty and Suretyship Agreement

BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                    8.6 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Guarantors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Guarantors, which information includes the name and address of each Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Guarantors in accordance with the Act.

                    8.7 Limitation of Liability. No claim may be made by any Guarantor against the Guaranteed Parties or any affiliate, director, officer, employee, attorney or agent of the Guaranteed Parties for any special, indirect, consequential or punitive damages in respect of any claim arising from or relating to this Agreement or any other Loan Document or any statement, course of conduct, act, omission or event in connection with any of the foregoing (whether based on breach of contract, tort or any other theory of liability); and each Guarantor hereby waives, released and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist.

Form of Subsidiary Guaranty Subsidiary Guaranty and Suretyship Agreement

          IN WITNESS WHEREOF, the undersigned has executed this Subsidiary Guaranty and Suretyship Agreement on the date and year first above written.

[SIGNATURE PAGES PROVIDED SEPARATELY]

Form of Subsidiary Guaranty Subsidiary Guaranty and Suretyship Agreement

JOINDER

                    The undersigned acknowledges that it is a Guarantor under the Subsidiary Guaranty and Suretyship Agreement, dated _______, 2007 (the “Guaranty Agreement”) by certain SUBSIDIARIES of CURTISS-WRIGHT CORPORATION as GUARANTORS in favor of BANK OF AMERICA, N.A., as Administrative Agent for the Guaranteed Parties (as defined therein), and hereby agrees to be bound by the foregoing Guaranty Agreement and to perform the covenants applicable to Guarantors contained or incorporated therein, and hereby confirms the accuracy of the representations and warranties made or incorporated therein insofar as such representation and warranties purportedly relate to the undersigned.

[Guarantor]

By:

Name:
Title:

Address:

Form of Subsidiary Guaranty Subsidiary Guaranty and Suretyship Agreement

EXHIBIT H

FORM OF DESIGNATED BORROWER
REQUEST AND ASSUMPTION AGREEMENT

Date: ____________, ______

To:	Bank of America, N.A., as Administrative Agent Ladies and Gentlemen:

          This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.14 of that certain Second Amended and Restated Credit Agreement, dated as of _____, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Curtiss-Wright Corporation, Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, et al, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

          Each of _____________ (the “Designated Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a Subsidiary of the Company.

          The documents required to be delivered to the Administrative Agent under Section 2.14 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

          The parties hereto hereby confirm that with effect from the date hereof, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Credit Agreement as a Borrower or a Foreign Borrower. The Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

          The parties hereto hereby request that the Designated Borrower be entitled to receive Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Loans for its account unless and until the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.14 of the Credit Agreement.

H - 1

Form of Designated Borrower Request and Assumption Agreement

          This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

          THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

          IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]

By:

Title:

CURTISS-WRIGHT CORPORATION

By:

Title:

H - 2

Form of Designated Borrower Request and Assumption Agreement

EXHIBIT I

FORM OF DESIGNATED BORROWER NOTICE

Date: __________, _______

To:	Curtiss-Wright Corporation

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

          This Designated Borrower Notice is made and delivered pursuant to Section 2.14 of that certain Second Amended and Restated Credit Agreement, dated as of ________, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Curtiss-Wright Corporation, a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, et al. and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

          The Administrative Agent hereby notifies Company and the Lenders that effective as of the date hereof [__________________] shall be a Designated Borrower and may receive Loans for its account on the terms and conditions set forth in the Credit Agreement.

          This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

BANK OF AMERICA, N.A., as Administrative Agent

By:

Title:

I - 1

Form of Designated Borrower Notice

SCHEDULE 1.01

MANDATORY COST FORMULAE

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

	(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

	(b)	the requirements of the European Central Bank.

2.

On the first day of each Interest Period (or as soon as practicable thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to file percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.

The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent as the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to any Loan in Sterling:

	AB+C(B-D)+E x 0.01	per cent per annum
100-(A+C)

(b)	in relation to any Loan in any currency other than Sterling:

	E x 0.01	per cent per annum
300

Where:

“A”

is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”

is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

	“C”	is the percentage (if may) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

	“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”

is designed to compensate Lenders for amounts payable under the Fees Regulations and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

	(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

	(b)	“Fees Regulations” means the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)

“Fee Tariffs” means the fee tariffs specified in the Fees Regulations under the activity group A.1 Deposit acceptors (ignoring may minimum fee or zero rated fee required pursuant to the Fees Regulations but taking into account any applicable discount rate); and

	(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.

6.

In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.

If requested by the Administrative Agent or the Company, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to Administrative Agent and the Company, the rate of charge payable by such Lender to the

Financial Services Authority pursuant to the Fees Regulations in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.

Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

	(a)	its jurisdiction of incorporation and the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

	(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.

The percentages or rates of charge of each Lender for the purpose of A, C and E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as such Lender’s Lending Office.

10.

The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.

The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.

Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

          The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

SCHEDULE 1.01A

Curtiss-Wright Corporation

Outstanding Letters of Credit at 7 August 2007

Bank	L/C #	Facility	Amount		LOC Expiration Date	Issue Date	evergreen	Purpose/Beneficiary

Mellon	S866684	TRC	74,300		30-Nov-08	2-Feb-00		Korea Heavy Industries

Fleet BOA	JS641 30 522	Farris	42,874		30-Sep-07	17-Jun-04		Technip Singapore
Fleet BOA	JS641 31 302	TRC	42,500		26-Dec-08	1-Jul-04		Black & Veatch Construction
Fleet BOA	JS641 31 662	TRC Korea	416,613	Yen	30-Jul-08	9-Jul-04	evergreen	Korea Exchange Bank

B of A	3065 310	Trentec	472,825		30-Jan-08	30-Aug-04		Fifth Third Bank (Trentec LOC)
B of A	3065 700	TRC	170,840		23-Jul-09	24-Sep-04	31-Jan-11	Korea Hydro & Nuclear Shin-Kori
B of A	3065 705	TRC	173,046		23-Jul-09	24-Sep-04	31-Oct-11	Korea Hydro & Nuclear Shin-Wolsong
B of A	3066 083	Farris	13,108		30-Oct-07	8-Oct-04		BP Exploration (through Bank of Montreal)
B of A	3066 342	Farris	6,795		19-Nov-07	26-Oct-04		Technip Singapore
B of A	7415 591	Shelby	8,532,560		29-Oct-08	29-Oct-04	29-Oct-23	Cleveland County IRB (Principal $8.4MM)
B of A	7415 763	Trentec	500,000		31-Aug-07	22-Nov-04		HHI repayment Shin Wolsong (through KEB)
B of A	7415 764	Trentec	250,000		30-Jun-09	23-Nov-04	30-Jul-14	HHI guarantee Shin Wolsong(through KEB)
B of A	7415 775	Trentec	250,000		30-Jun-09	22-Nov-04	30-Jul-13	HHI guarantee Shin Kori (through KEB)
B of A	7415 822	MIC	113,690	eur	31-Jan-09	1-Dec-04	perm	Le Mose Costruzione (through Banca Intesa)
B of A	7415 904	TRC	107,197		30-Nov-07	10-Dec-04		Town of Babylon Ind Development Agency
B of A	6800 0156	Farris	23,410	eur	30-Apr-08	25-Mar-05		Skandinaviska Raffinaderi (through Svenska Handelsbanken)
B of A	6800 0160	Indal	673,728	eur	31-Oct-07	19-Apr-05		Sofratem (through So Gen)
B of A	6800 0161	Indal	37,966		31-Mar-08	28-Mar-05		Northrup Grumman Ship Systems
B of A	6800 0162	Farris	25,784		30-Jul-08	28-Mar-05	evergreen	Woodside Energy (through National Australian Bank)
B of A	6800 0166	Indal	1,424,907	CAD	14-Jan-08	31-Mar-05		Tennex Defence (through National Australia Bank)
B of A	6800 0169	Indal	74,292	CAD	19-Aug-08	25-Mar-05		Blohm & Voss (through Dresdner Bank AG)
B of A	6800 0170	MIC EM Coat	34,438		3-Apr-08	25-Mar-05	perm	County of Los Angeles Fire Department
B of A	6800 0173	Indal	1,015,005	CAD	14-Aug-08	30-Mar-05		PSC Naval Dockyards SB (through Maybank Int’l)
B of A	6800 0177	Indal	89,200		31-Dec-07	12-Apr-05		Edo Corporation Combat Systems
B of A	6800 6370	Indal	73,319	CAD	15-Aug-08	20-May-05		Tenex Defense Systems (through Maybank Int’l)
B of A	6800 0191	Indal	40,450		31-Oct-07	13-May-05		Northrop Grumman
B of A	6800 0193	Farris	86,415		28-Sep-07	19-May-05		HHI
B of A	6800 0194	Enertech	21,000		31-Dec-07	20-May-05		Doosan Item 1
B of A	6800 0195	Enertech	21,000		30-Dec-08	20-May-05		Doosan Item 2
B of A	6800 0199	Farris Canada	13,503		31-Oct-08	28-Jun-05		Sakhalin Energy Investment Co.
B of A	6800 0200	Enertech	3,540		31-Aug-07	20-Jun-05		CFE
B of A	6800 0201	Flow UK	13,531	GBP	30-Oct-07	15-Jul-05		Axsia Serck Baker
B of A	6800 1054	TRC	42,913		30-May-09	24-Jun-05	28-Feb-13	Doosan Heavy Industries America Shin Kori
B of A	6800 1055	TRC	42,913		30-May-09	24-Jun-05	30-Sep-13	Doosan Heavy Industries America Shin Wolsung

B of A	6800 1056	Enertech	21,000		28-Dec-07	24-Jun-05		Doosan Heavy Industries America Item 1
B of A	6800 1057	Enertech	21,000		30-Dec-08	24-Jun-05		Doosan Heavy Industries America Item 2
B of A	6800 1061	TRC Korea	413,386	Yen	10-Aug-08	9-Aug-05	evergreen	Korea Exchange Bank (assume Woori debt)
B of A	6800 1066	Farris	23,702		28-Nov-08	11-Oct-05		Sakhalin Energy Investment Co.
B of A	6800 1067	Farris	31,948		30-Nov-07	14-Oct-05		Oriental Petrochemical (Shanghai) Corp
B of A	6800 1068	Indal	206,985	eur	31-Oct-07	31-Oct-05		Constructions Mecanique De Normandie
B of A	6800 1069	Indal	304,542		27-Sep-07	27-Oct-05		Turk Deniz Kuvvetleri (through Turkiye Cumhuriyeti Zeraat)
B of A	6800 1071	Indal	34,498	eur	31-Oct-07	31-Oct-05		Constructions Mecanique De Normandie
B of A	6800 1072	Indal	34,498	eur	31-Oct-07	31-Oct-05		Constructions Mecanique De Normandie
B of A	6800 1073	Indal	34,498	eur	31-Oct-07	31-Oct-05		Constructions Mecanique De Normandie
B of A	6800 1074	Indal	34,498	eur	31-Oct-07	31-Oct-05		Constructions Mecanique De Normandie
B of A	6800 1078	Enertech	38,859		21-May-08	25-Nov-05		Korea Hydro Nuclear (thru KEB)
B of A	6800 1080	FC Solenoid Valve	100,000		31-Dec-07	30-Nov-05		Citibank (Solenoid Valve)
B of A	6800 1081	CWAT	9,839,372	CHF	5-Dec-08	8-Dec-05		UBS
B of A	6800 1084	Indal	304,352	eur	29-Sep-07	12-Jan-06		Singapore Technologies Marine Ltd
B of A	6800 1086	Farris	10,363		29-Feb-08	19-Jan-06		China Petro-Chemical
B of A	6800 1092	Enpro	204,063		30-Nov-07	14-Apr-06		Frost National Bank
B of A	6800 1095	TAPCO	5,626		13-Nov-07	29-May-06		Pemex T118670
B of A	6800 1096	TAPCO	12,910		25-Nov-07	6-Jun-06		Pemex T118689
B of A	68013258(1097)	Indal	76,295	eur	13-Jun-08	15-Jun-06		Constructions Mecanique De Normandie
B of A	68013261(1098)	Indal	25,425	eur	13-Jun-08	15-Jun-06	29-Apr-10	Constructions Mecanique De Normandie
B of A	68013265(1099)	Indal	25,438	eur	13-Jun-08	15-Jun-06	13-Nov-09	Constructions Mecanique De Normandie
B of A	6800 1100	TAPCO	175,000		15-Apr-09	13-Jun-06		SembCorp Simon-Carves Ltd
B of A	6800 1102	TAPCO	15,000		10-Dec-07	14-Jun-06		Pemex T118709
B of A	6800 2154	TRC	64,770		30-May-09	7-Jul-06	30-Nov-14	Doosan Heavy Industry (Shin Kori)
B of A	6800 2155	TRC	64,770		30-May-09	13-Jul-06	30-Nov-15	Doosan Heavy Industry (Shin Wolsung)
B of A	6800 2157	Vista	765,000		31-Mar-08	9-Aug-06		Israel Aircraft Industries Ltd.
B of A	6800 2158	CWC	10,000		10-Aug-07	7-Aug-06		National Union replace Mellon S815815
B of A	6800 2159	Indal	44,899		28-Feb-08	30-Aug-06		Northrop Grumman Ship Systems
B of A	6800 2160	Farris	2,156		3-Dec-07	29-Aug-06		Toyo Engineering India Ltd.
B of A	6800 2162	Enertech	45,250		30-Jun-09	13-Sep-06	28-May-10	Samshin Ltd (through KEB)
B of A	6800 2163	Enertech	45,250		30-Jun-09	13-Sep-06	28-Mar-11	Samshin Ltd (through KEB)
B of A	6800 2164	Enertech	45,250		30-Jun-09	13-Sep-06	28-Feb-11	Samshin Ltd (through KEB)
B of A	6800 2165	Enertech	45,250		30-Jun-09	13-Sep-06	30-Dec-11	Samshin Ltd (through KEB)
B of A	6800 2166	DeltaValve US	322,172		3-Mar-08	14-Sep-06		Sasol Technology (PTY) Limited
B of A	6800 2167	TRC	963,875		1-Jun-09	26-Sep-06	1-Jun-10	GE Lungman
B of A	6800 2169	TAPCO	33,120		27-Jan-09	28-Sep-06		Dragados Warranty 1
B of A	6800 2170	TAPCO	33,120		27-Jan-09	28-Sep-06		Dragados Warranty 2
B of A	6800 2171	Indal	362,465	eur	31-Jul-08	10-Oct-06		Fincantieri-Cantieri Navali
B of A	6800 2172	Indal	362,465	eur	31-Dec-07	10-Oct-06		Fincantieri-Cantieri Navali
B of A	6800 2176	Farris	248,001		30-Jun-09	23-Oct-06	30-Jun-10	Eastern Bechtel Co Ltd (through HSBC)

B of A	6800 2184	Trentec	77,106		5-Sep-08	21-Nov-06		Korea Hydro Nuclear (thru KEB)
B of A	6800 2186	Indal	637	CAD	12-Sep-08	22-Nov-06		Turk Deniz Kuvvetleri (through Turkiye IS Bankasi)
B of A	6800 2187	Trentec	143,750		31-May-09	11-Dec-06	31-May-13	Huaxig Co (thru China Construction Bank)
B of A	6800 2191	Farris	86,181		29-May-09	1-Feb-07		Snamprogetti (through Unicredito Italiano)
B of A	6800 2192	Indal	100,000		9-Nov-07	2-Feb-07		Government of Singapore (through Standard Charter Bank)
B of A	6800 2193	TAPCO	188		9-Jun-08	6-Feb-07		Pemex T118929
B of A	6800 2194	TAPCO	104,325		30-Jun-08	9-Feb-07		Hindustan Petroleum (through BOA Chennai)
B of A	6800 2195	TAPCO	90,360		24-Apr-09	2-Mar-07	24-Apr-10	JGC Corporation
B of A	6800 2196	Indal	6,650	CAD	5-Sep-07	27-Mar-07		Turk Deniz Kuvvetleri (through Turkiye IS Bankasi)
B of A	6800 2197	Farris	936,337		1-Mar-08	20-Apr-07		CTEP FZCO UAE (through Commercual Bank Int’l Dubai/reissue HSBC UK 5/31)
B of A	6800 2198	Farris	119,358		31-Dec-07	25-May-07		Eastern Bechtel Co. Ltd (A/P)
B of A	6800 2199	Farris	119,358		30-Jun-09	25-May-07	31-Dec-10	Eastern Bechtel Co. Ltd (perf)
B of A	6800 2200	Farris	10,243		15-Jan-09	25-May-07		Nebraska City Power Partners
B of A	6800 2201	Scientech	735,566		1-Apr-09	4-May-07		U.S. Bank N.A. (assume Scientech lc)
B of A	6800 2202	MIC	61,746	CAD	30-Jun-09	22-May-07	evergreen	Union Gas (through CIBC)
B of A	6800 3353	Indal	450,000		22-Jun-08	29-May-07		STM Savunma Teknolojileri (through Turkiye IS Bankasi) A/P
B of A	6800 3354	Indal	180,000		22-Jun-08	29-May-07		STM Savunma Teknolojileri (through Turkiye IS Bankasi) (perf)
B of A	6800 3355	Indal	48,040		30-Nov-07	29-Jun-07	30-Nov-09	Northrop Grumman Ship Systems Inc.
B of A	6800 3356	Indal	4,987	CAD	21-Oct-07	18-May-07		Turk Deniz Kuvvetleri (through Turkiye IS Bankasi)
B of A	6800 3357	Indal	6,995	CAD	4-Jul-08	29-May-07		Turk Deniz Kuvvetleri (through Turkiye IS Bankasi)
B of A	6800 3358	Indal	42,284		1-Jun-08	21-May-07		Government of Israel Ministry of Defense
B of A	3077 503	VSC	556,762		31-Dec-08	30-May-07		Technip Italy (assumed existing BOA lc at acquisition)
B of A	3086 076	VSC	4,239,300		31-Dec-07	30-May-07		Toyo (assumed existing BOA lc at acquisition)
B of A	3086 100	VSC	1,184,626		27-Jul-09	30-May-07		Sincrudos (assumed existing BOA lc at acquisition)
B of A	6800 3359	Deltavalve	5,467,422		15-Nov-08	1-Jun-07		JSC Ufaneftechim
B of A	6800 3360	Farris	12,234		30-Sep-08	27-Jul-07	30-Aug-10	Petrofac EC Intl (through HSBC
B of A	6800 3361	VSC	178,867		15-Aug-08	19-Jul-07	15-Aug-09	HHI

Total letters of credit			45,338,050

YEN	118.455342	BOA 8/7
Euro	1.379900	BOA 8/7
CAD	0.949938	BOA 8/7
GBP	2.030000	BOA 8/7
CHF	0.840972	BOA 8/7
		rates from 8/7 e-mail from Kourosh Hessamfar

SCHEDULE 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage

Bank of America, N.A	$87,500,000.00	20.588235294%
JPMorgan Chase Bank N.A.	$87,500,000.00	20.588235294%
Citibank, N.A.	$60,000,000.00	14.117647059%
SunTrust Bank	$60,000,000.00	14.117647059%
The Bank of New York	$35,000,000.00	8.235294118%
Wachovia Bank, National Association	$35,000,000.00	8.235294118%
HSBC Bank USA NA	$35,000,000.00	8.235294118%
PNC Bank, National Association	$25,000,000.00	5.882352941%

Total	$425,000,000.00	100.000000000%

Schedule 4.01(a)
to Credit Agreement

List of Borrowers
Organization/Formation/Qualification to do Business

Name of Company	Jurisdiction of Organization

Curtiss-Wright Corporation	Delaware
Curtiss-Wright Controls, Inc.	Delaware
Metal Improvement Company, LLC	Delaware
Curtiss-Wright Flow Control Corporation	New York
Curtiss-Wright Flow Control Service Corporation	Delaware
Curtiss-Wright Electro-Mechanical Corporation	Delaware
Curtiss-Wright Antriebstechnik, GmbH	Rheinfall, Switzerland
Dy4 Systems, Inc.	Ontario, Canada

The jurisdictions in which Curtiss-Wright Corporation and each of its subsidiaries, respectively, are qualified to do business as foreign entities are set forth below:

Name of Company	Qualifying Jurisdictions

Curtiss-Wright Corporation	Delaware
Florida
New Jersey

Curtiss-Wright Controls, Inc.	Delaware
California
Florida
Massachusetts
New Jersey
New York
North Carolina
Ohio
Texas
Virginia
Washington
Canada
Germany
United Kingdom

Metal Improvement Company, LLC.	Arizona
California
Connecticut
Delaware
Florida
Georgia
Illinois
Indiana
Kansas
Louisiana
Massachusetts
Michigan
Minnesota
New Jersey
New York
North Carolina
Ohio
Pennsylvania
Texas
Wisconsin
Belgium
Canada
France
Germany
Italy
Spain
Sweden
United Kingdom

Curtiss-Wright Flow Control Corporation	Alabama
New York
California
Ohio
Utah

Curtiss-Wright Flow Control Service Corporation	Alabama
California
Connecticut
Florida
Georgia
Idaho
Iowa
Louisiana

Ohio
Pennsylvania
South Carolina
Texas
Washington

Curitss-Wright Electro-Mechanical Corporation	Pennsylvania
New Jersey

Curtiss-Wright Antriebstechnik, GmbH	Rheinfall, Switzerland

Dy4 Systems, Inc.	Ontario, Canada

Schedule 5.05 to the
Credit Agreement

FINANCIAL STATEMENTS

          Consolidated Balance Sheet, Income Statement, and Cash Flow Statement for Fiscal Year 2006, and corresponding financial statements as filed with the United States Securities and Exchange Commission on Forms 10-K and 10-Q for same periods through June 30, 2007.

Schedule 5.06 to the
Credit Agreement

SIGNIFICANT OUTSTANDING LEGAL PROCEEDINGS AGAINST CURTISS-WRIGHT
CORPORATION AND CONSOLIDATED SUBSIDIARIES

MATTER NAME: Target Rock – DEC Groundwater Investigation

Summary of Proceedings to Date: Target Rock has received proposed order on consent from NY Dept of Environmental Conservation (“DEC”) to investigate and if necessary remediate potential groundwater contamination at and/or in the vicinity of the Target Rock facility. At this point, Target Rock and the DEC have yet to execute an order on consent. Target Rock has retained CA Rich & Assoc. as environmental consultants to review and prepare a work plan.

After a delay of approximately 1 year, counsel for DEC re-surfaced in early 2006 and indicated she would forward a revised Order on Consent. We are awaiting this revised form. Upon receipt, we will proceed to negotiate with the DEC on the form of the consent.

There has been no activity since early 2006.

MATTER NAME: SANDRIN V. INDAL

Sandrin Services Inc. issued a Statement of Claim out of the Superior Court of Justice in Sarnia, Ontario, Canada against Indal Technologies Inc., claiming $48,608.89 for the balance owing for goods supplied plus interest and legal costs. The claim arises out of two purchase orders issued by Indal, the first for a specialized flange mechanism and the second for various components. The flanges were to be fabricated to exacting specifications provided by Indal for use in a nuclear submarine in the United Kingdom. Delivery was delayed and when the order was partially filled it was apparent that the flange did not meet the specification. Indal’s delivery obligations to its customer were compromised. In order to mitigate its damages Indal used one of the flanges for the limited purpose of testing the assembly while it sourced an alternative flange. Indal received no value for the flanges and set off the amounts already paid on account of the flanges against amounts owing on the other purchase order. Indal has counterclaimed for its out of pocket and related costs for arranging for substitute flanges in the amount of $250,000.00.

There have been no substantive development since the previous report dated April 16, 2007.

1

MATTER NAME: MAHER V. CURTISS-WRIGHT CORPORATION

Summary of Proceedings to Date: In March 2006 the Corporation was served with a complaint in an action pending in the Federal District Court of New Jersey. The complaint alleged a breach in fiduciary duty for continuing life insurance to a terminated employee. The complaint demands the payment of certain proceeds which would have been payable to the Plaintiff if life insurance was continued. The Corporation believes that the claim is meritless. The case is in the discovery phase. The case management and settlement conference took place on April 13, 2007. Maher’s counsel continues to seek a $600,000 pay out. This claim is covered by the Company’s fiduciary responsibility coverage. The insurance company recently accepted coverage regarding this matter, indicating that the case as it relates to a breach of fiduciary duty will be covered by the carrier. Currently, opposing counsel has filed a discovery motion with the court to which we have responded. We are waiting to hear back from the court on the motion prior to scheduling any additional depositions. We have spent approximately $45K thus far in litigation cost. The Corporation is represented by Kirkpatrick & Lockhart.

MATTER NAME: QUINLAN V. CURTISS-WRIGHT CORPORATION

Summary of Proceedings to Date: The first trial resulted in a mistrial and the case is set to be retried on January 16, 2007. In February 2007, this matter went back to trial for a second time. The jury found against the Corporation and awarded $4.5MM in compensatory damages, $4.5MM in punitive damages, and another $1.3MM in attorney’s fees. On May 11, 2007, the Corporation argued before the trial judge for a new trial and to set aside judgment or a reduction in damages. On June 27, 2007, the Judge denied our motion for new trial and to set aside judgment. We have filed our Notice of Appeal with the Superior Court Appellate Division. We will be filing a brief with the Appellate Court by the end of August 2007. The Corporation is represented by Kirkpatrick & Lockhart.

2

MATTER NAME: DNA/Teraforce v Vista Controls and Curtiss-Wright Controls

On March 10, 2005, Teraforce Technology Corporation (“Teraforce”) and DNA Computing Solutions, Inc. (“NDA”) filed a Complaint against Vista Controls, Inc. and Curtiss-Wright Controls, Inc. in the U.S. Bankruptcy Court for the Northern District of Texas. Teraforce is the debtor in a liquidating Chapter 11 bankruptcy proceeding.

The Complaint asserts that DNA and Vista entered into three agreements (License, Technology Transfer and Support, and Distribution Agreements) to allow the companies to jointly produce and market “ruggedized” embedded computing platforms. Under the agreements, DNA would provide the technology to build the computing platforms and Vista would provide the technology to ruggedize the computing platforms. DNA granted Vista an irrevocable, fully paid-up, worldwide perpetual license in the Licensed Technology and Vista granted DNA a non-exclusive sublicense to distribute Combined Products (as defined in the Agreements) that were to be developed (which included a finalized form of the ruggedized VQG4 and the Eagle I). The parties further agreed to market, advertise, and sell the Combined Products and share revenues generated from the sale of the Combined Products. Vista agreed to pay 53.5 million for the technology, to be paid upon receipt of certain staged deliverables as set out in the Agreements.

The case is currently in discovery, which is likely to continue through Q4 2007. Curtiss-Wright and Vista have answered interrogatories and produced a large number of documents responsive to requests for production. DNA/Terra Force has done the same, and it has taken the depositions of David Dietz, Darwin Beckel, Doug Patterson and Lance Martin. Each party will schedule depositions throughout Q3 and Q4. Non-binding mediation is scheduled for August 9, 2007.

Outside counsel, Mark Wilson of Moore & Van Allen (previously with Alston & Bird), continues to believe that Vista and Curtiss-Wright have valid responses to the allegations and defenses to causes of action, and that we also have viable counterclaims in the matter. At this time, counsel does not believe that liability is probable. Finally, because it is very early in the case and the plaintiff has not set forth a sum certain in its claim for damages, it is not possible to determine a range of liability at this time.

3

MATTER NAME: CWFC (Deltavalve) v. Z&J GmbH, et al

Summary of Proceedings to Date: In April 2006, Curtiss-Wright Flow Control Corporation commenced suit in the U.S.D.C. for the Central District of California against Z&J Technologies GmbH and Zimmermann & Jansen, Inc. (“Z&J”), alleging that Z&J infringed U.S. Patent No. 6, 565,714 (“the ‘714 Patent”) and U.S. Patent No. 6,694,727 (“the “727 Patent”), both for an invention titled “Coke Drum Bottom De-Heading System” (both owned by CWFC). CWFC is represented by Crowell & Moring. The suit alleges that Z&J (a German parent corporation with a U.S.-based subsidiary) sold and installed in the United States a competing valve that infringed the CWFC patents. Both parent and subsidiary filed answers to the complaint containing general denials, but asserting no counterclaims. On June 4, 2007, CWFC voluntarily dismissed its infringement claim as to the ‘727 Patent, which currently is being reexamined by the U.S. Patent Office at CWFC’s request. Z&J filed a motion for summary judgment of noninfringement as to the ‘714 Patent on June 4, 2007. After the motion was fully briefed, the Court issued an order indicating that it intended to rule on the papers, without oral argument. The parties are presently completing fact and expert depositions, and they are beginning to exchange pretrial submissions. Trial is scheduled to begin August 28, 2007.

In addition to a permanent injunction preventing Z&J from infringing the ‘714 Patent, Curtiss-Wright will seek recovery of damages equal to the greater of a reasonable royalty or its lost profits in connection with Z&J’s sale of its infringing product.

During Q4 of 2006 and Q1 of 2007, the parties engaged in settlement discussions whereby Curtiss-Wright would extend a limited license to Z&J for the infringing technology, in exchange for a royalty. At present, these discussions have stalled. The Court’s pretrial procedures call for a mandatory settlement conference to be conducted on July 23, 2007. No settlement was reached.

4

MATTER NAME: CWEMC-EMD V. U.S.

Summary of Proceedings to Date: In June, 2005, Curtiss-Wright Electro-Mechanical Corporation (“EMD”) filed suit against the United States under Sections 107 and 113 of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) in the U.S.D.C. for the Western District of Pennsylvania. EMD is represented by the law firm Babst Calland of Pittsburgh. EMD seeks recovery of expenses associated with the remediation of hazardous wastes from its facility, necessitated by EMD’s performance under various government contracts. Although costs are on-going, and extent of potential recovery is not clear, EMD believes its remediation expenses could exceed $5 million.

The United States moved to join CBS (predecessor in interest to WGS) as a 3rd party defendant, which motion EMD had opposed. The court granted the US’s motion, and EMD agreed to assume the defense of CBS pursuant to the chain of indemnity arising from the 2002 acquisition of EMD. The US then propounded discovery to CBS, and EMD has responded to that discovery and gathered and produced documents on behalf of CBS.

In Q2, the parties agreed to enter into a 90-day stay of the litigation in order to pursue settlement. EMD agreed to gather and provide additional documentation which was designed to organize and clarify EMD remediation information which had already been provided. We are still engaged in this process.

MATTER NAME: CWFC – Asbestos Litigation NY-NJ

Summary of Proceedings to Date:

A. New Jersey. Currently, CWFC is a defendant in 9 pending cases in New Jersey of which none are currently scheduled for trial.

B. New York. Currently, CWFC is a defendant in 55 cases – an increase of 8 since the last quarter. This increase is due to new filings by the new plaintiffs firm of Belluck & Fox LLP, which firm appears to be naming CWFC as a matter of course to its new or amended cases. McGivney Kluger has a “good working relationship” with Mr. Belluck and is working diligently on securing dismissals. A review of the McGivney Kluger status reports indicates nothing urgent or imminent in the 55 cases. Attached are the 2Q 2007 status reports prepared by McGivney Kluger.

Of the new cases received in 2007, most of them identify the relevant defendants as “Curtiss-Wright as successor in interest to Farris Engineering and Sprague Products.” Liberty Mutual has reported to Curtiss-Wright that it does not consider these matters to be covered by the relevant Liberty insurance policies; hence, CW is currently uninsured for these matters.

5

MATTER NAME: CWFC – Asbestos Litigation Mississippi

Summary of Proceedings to Date: Curtiss-Wright Flow Control Corporation is a defendant in approximately 14 asbestos lawsuits pending in Mississippi and the number of plaintiffs in those cases is 858. This represents a reduction of 2 cases and 19 plaintiffs from the last quarter. CWFC has not been found liable in any of the lawsuits nor has it paid any money in settlement. CWFC has engaged in very limited discovery to date. CWFC’s primary insurance carrier, Liberty Mutual, has assigned local counsel: Page Mannino Peresich & McDermott in Mississippi.

MATTER NAME: Aviation Asbestos Matters

Summary of Proceedings to Date: CW is named in a number of complaints for asbestos personal injury claims in connection with former aviation operations. CW has yet to be found liable in any judgments or to make any settlements for material amounts. Legal fees (not covered by insurance) are currently expensed. Mendes & Mount is appointed counsel for CW for claims arising under aviation policies written by CW’s aviation insurers, the Aircraft Builders Council. All fees and indemnity (if any) are generally covered 100% though there have been some relatively small shortfall payments (under the insurance policies) required of CW.

MATTER NAME: Apcon vs. Curtiss Wright Corporation

Summary of Proceedings to Date:

On January 17, 2007, Apcon, Inc. filed a complaint for patent infringement in the U.S. District Court for the Central District of California, alleging infringement of U.S. Patent No. 6,243,510 (“the ‘510 patent”) by Curtiss-Wright Corporation and MRV Communications, Inc. Damages are not specified. Apcon alleges that various Curtiss-Wright products (switches manufactured by Systran Corporation, Curtiss-Wright’s Dayton, Ohio business unit) infringe the ‘510 patent. Apcon separately alleges infringement of the ‘510 patent by MRV as a result of MRV’s sales of its own switch products. There is no relationship between MRV and Curtiss-Wright/Systran, nor any relationship between their respective alleged infringement of the ‘510 patent.

On February 20, 2007 Mark Supko (Crowell & Moring) answered the complaint on behalf of Curtiss-Wright by denying the infringement allegations, asserting noninfringement, invalidity and unenforceability defenses, asserting counterclaims for declaratory relief as to Apcon’s patent, and asserting a counterclaim for infringement of Systran’s U.S. Patent No, 5,982,634 (“the ‘634 patent”). Apcon amended its original complaint to add Systran as a defendant, and subsequently denied the allegations underlying the counterclaims.

6

As to the merits of Apcon’s infringement allegations, counsel presently believes that to the extent any claim of the ‘510 patent properly can be construed to cover the accused Systran switches, such claim should be found invalid in view of the prior art, principally because a version of the accused switches was on sale in the United States more than one year prior to the earliest priority date for Apcon’s patent. With respect to Apcon’s infringement claim against Curtiss-Wright/Systran, counsel has not concluded that liability is probable.

costs, efforts a re being made to explore settlement with Apcon in the form of a mutual dismissal (with prejudice) of the parties’ respective claims and counterclaims, with Apcon making a lump sum payment to Systran to cover a substantial portion of Systran’s litigation costs.

The Court has entered a scheduling order under which discovery began in April 2007, and will continue until March 26, 2008. The parties are presently engaged in written discovery. Barring settlement, claim construction would begin in August 2007, with an ultimate trial in June 2008.

7

Schedule 5.09 to the
Credit Agreement

STATUS REPORT
ENVIRONMENTAL CLAIMS AGAINST
CURTISS-WRIGHT CORPORATION
AND ITS SUBSIDIARIES

Matter Name: Safety Light Site

Curtiss-Wright received an EPA 104(e) notice for this Superfund site in November 2005. Curtiss-Wright responded in December 2005. EPA provided various ledgers that listed Curtiss-Wright as a purchaser of radioactive materials from Safety Light Corporation during the 1950s and 60s. However, none of the ledgers evidence that Curtiss-Wright shipped any waste to the site.

Matter Name: Sharkey Farms Landfill

Curtiss-Wright signed a consent decree in 1994. According to common counsel, Kirkpatrick & Lockhart Preston Gates Ellis LLP, all remediation and construction has been completed and only operations and maintenance obligations remain. The project manager has estimated that the aggregate long-term operations and maintenance obligations will be in the range of $2.2M to $2.5M. Curtiss-Wright’s current allocation is 7.45%. Curtiss-Wright’s percentage allocation will change only if other members of the PRP group become bankrupt and their liability expunged by the bankruptcy. The site’s project engineers have made a request to EPA to reduce frequency of monitoring which would reduce operations and maintenance. In February 2007, Curtiss-Wright paid its share of operations and maintenance costs in the amount of $9,316.63. On June 27, 2007, the NJDEP and the Administrator of the New Jersey Spill Compensation Fund filed a complaint under the New Jersey Spill Compensation and Liability Act in the Superior Court of New Jersey – Morris County, against a limited subset of the parties who executed the 1994 consent decree, including Curtiss-Wright, seeking compensation for damage to or loss of ground water resources as a result of the discharge of hazardous substances from the landfill into the ground water. Based on discussions with the State’s attorney, the amount of the claim is approximately $1 Million. The PRP group’s position is that the ground water has not been negatively impacted by the landfill. The PRP group plans to offer to settle the matter for a deminimis amount.

Matter Name: Wallington, New Jersey

Curtiss-Wright does not maintain a reserve of this matter at this time. Currently, Curtiss-Wright has tested the Main Avenue Well in Wallington Borough to determine whether the plume from our Wood-Ridge New Jersey site contaminated the Borough wells. Complete priority pollutant analyses showed the presence of low levels of chlorinated hydrocarbons. The results did not identify compounds which, by their presence, would provide an argument that the Wood-Ridge site was not

1

their source. Conversely, these are the typical groundwater contaminants and, as such, another source still cannot be ruled out. These data were provided to NJDEP in draft. We await a response.

Matter Name: Wood-Ridge, New Jersey

Currently, Curtiss-Wright has concluded all known soil remediation at the 147 acre site. Curtiss-Wright continues to perform groundwater remediation through its established Pump & Treat system and Soil Vapor Extraction System. We are still in the process of delineating the full extent of the plume; however our latest consultant report indicates that we have complete hydraulic control of the site and continue to draw contaminants (ours and others) back to the system. We arc currently in the process or evaluating and projecting the length of time the pump and treat will need to continue; however since Curtiss-Wright continues to produce free product from the pump & treat system is still a very speculative process. We replaced the operator of the Plant which reduced the oversight and manpower hours used for the plant. However, since the plant continues to remove free product from the ground water, our expected term of operation may continue for a longer duration than originally anticipated. At this point, there is insufficient information to conclude that the duration of operation will significantly change. Recent correspondence from NJ DE.P identifies the need to fully delineate the groundwater plume both horizontally and vertically. We continue to negotiate with NJDEP since complete plume delineation will require many new groundwater monitoring wells and associated quarterly sampling. NJDEP has also raised a concern regarding vapor intrusion which would result in the sampling of indoor air at numerous residential and commercial properties.

Matter Name: Air Force Plant 85

In February 2006, Curtiss-Wright was notified that it was a PRP for this Columbus, Ohio Superfund site. Initial review of documents and other information related to the site indicates that Curtiss-Wright may have operated the plant during the 1940’s as an aircraft manufacturing facility. Boeing, its predecessors and affiliates apparently operated the site from 1950 through 1994. In June 2007, Curtiss-Wright, Boeing and McDonnell Douglas executed a third tolling agreement with the United States (through the Department of Justice) to toll the statute of limitations relating to the site until January 31, 2008. The DOJ continues to evaluate which aspects of the remediation remain within the statute of limitations and has identified sites 4, 5, 10 and (as of February 2007) a groundwater contamination (plume) outside of building 10. Curtiss-Wright outsourced a record search for contracts possibly containing indemnities in favor of Curtiss-Wright. The search located leases underlying Curtiss-Wright’s occupation and operation of the government-owned plant, as well as production contracts under which Curtiss-Wright manufactured aircraft for the Navy. The production contracts appear to contain indemnities in favor of Curtiss-Wright that may cover some or all of any government claim against Curtiss-Wright. Documentation from the Government indicates that the plume outside building 10 is the result of underground storage tanks put in place after Curtiss-Wright ceased operation at the plant. Accordingly, Curtiss-Wright would not appear to have any liability for clean-up costs associated with the plume. In June of 2007, the Government identified 51,043,448 as the total cost to date of remediating sites 4, 5, and 10, and demanded reimbursement of that amount from Boeing- and Curtiss-Wright while offering to settle

2

for $850,000. The Government’s settlement offer did riot include the groundwater contamination (plume) outside of building 10.

Although the Air Force does appear to have undertaken some study and remediation at the site, it is not yet possible to determine Curtiss-Wright’s obligation or liability for past or future costs.

Matter Name: Berry’s Creek Study Area

In March 2006, Curtiss-Wright was notified that it was a PRP for this Bergen County, New Jersey Superfund site. The U.S. EPA has asked Curtiss-Wright by general notice letter to cooperate in paying for a study of the site estimated to cost approximately $18M excluding EPA oversight costs. According to the EPA, Curtiss-Wright received the notice letter because it was a defendant and de minimis settler in the Velsicol case brought against Curtiss-Wright and other defendants and settled by Curtiss-Wright in 1998 for approximately 525K. Evidence in the case showed that in the past Curtiss-Wright sent less than 1000 pounds of mercury-containing materials to Velsicol for cleaning and return to Curtiss-Wright. In 2002, Curtiss-Wright received a 104(e) information request related to the site.

In May 2006, Curtiss-Wright responded to the EPA that it was willing to cooperate so long as its obligations are de minimis consistent with the 1998 settlement. In December 2006, the PRP’s met informally and elected to formally establish a PRP Group, hire common legal counsel and hire a technical consultant. The PRP’s agreed the opt-in amount per PRP to join the Group would be $5,000 for those PRP’s designated “A” by the EPA and $1,500 for those PRP’s designated “B” and “C” by the EPA. (Curtiss-Wright having a “B” designation). Further, in December 2006, EPA circulated a draft Consent Order to the PRP’s concerning RI/FS. At this time, Curtiss-Wright has elected not to formally join the PRP Group and not to enter into the Consent Order. However, certain of the other PRP’s are executing the Consent Order.

At this time, response costs are currently estimated at $18 million. As a non-group member, Curtiss-Wright will likely he named in a contribution litigation and face joint and several liability for those costs, which were specifically carved out of the Ventron/Velsicol De Minimis Settlement Agreement. However, such litigation is not imminent.

Matter Name: Caldwell Trucking Superfund Site

In 1992, U.S. EPA notified CURTISS-WRIGHT that it was a PRP for this Superfund site. In 1993, CURTISS-WRIGHT, additional PRP’s and the EPA executed a consent decree providing for remediation of the site. The group paid approximately $3.6M to be released from past costs, future oversight costs and NRD’s. Soil remediation is substantially completed. The PRP group has been negotiating with the EPA the method of conducting the groundwater remediation. The PRP group proposed a bioremediation remedy at a January 2004 estimated cost of approximately $17.5M (calculated using a discount rate of 4%). The EPA rejected that proposal and countered that the

3

group should implement a pump and treat recirculation remedy at a January 2004 estimated cost of approximately $41.5M (calculated using a discount rate of 4%). Counsel to the group has advised that the EPA expects to make a decision on the remedy for the site within the next two to three months, and that based on negotiation and the collection of confirmatory sampling date, EPA may choose the bioremediation remedy proposed by the PRP group as well as a limited pump and treat recirculation remedy. Along with outstanding issues on remedy selection, the PRP group also has begun preliminary work to address vapor intrusion issues though such work is not expected to involve material costs to the group at this time. However, EPA is requiring that the PRP group test all residences and commercial buildings outlined in the area set by the EPA, including testing two locations (Learning Safari Day Care Center and West Essex High School) outside of the geographic area, which will increase the costs to the group. In December 2006, EPA informed the PRP group that it decided to self-perform the vapor intrusion program. The PRP group responded to the EPA in January 2007 indicating its willingness to commit with the EPA’s expanded geographic scope only if the PRP group was allowed to perform the testing itself, otherwise the PRP group would request dispute resolution. In January 2007, the EPA agreed to allow the Trust to self-perform the vapor intrusion program. This program agreed to allow the Trust to self-perform the vapor intrusion program. This program has commenced.

In August 2004, site managers de maximus estimated the cost range of the combination remedy to be approximately $20.4M to $24M (calculated using a discount rate of 4%). The PRP group has been advised by de maximus that until the final remedy is agreed upon by the EPA, the group will incur additional (incremental) testing, sampling and related operated operating costs on an annual basis. Some of these incremental costs that are capital investments are expected to be incorporated into the final remedy and have in fact reduced the estimate of the remaining work for the combination remedy.

In July 2007, de maximus advised that its estimated costs remaining for the combination remedy are $13,955M (recurring O & M costs discounted for 30 years at 4%) net of amounts in the trust account. In early 2005, the group obtained approximately $5.2M in proceeds from an insurance settlement. During the fourth quarter of 2005, the Mark IV (Pullman) PRP paid the group approximately $1.3M (net of attorney’s fees) and was ordered by the court to pay an 8.05% allocation of future costs. In June 2006, Mark IV made the final settlement payment to the group of approximately $0.760M (net of attorney’s fees). Approximately $0.760M (net of attorney’s fees). Approximately $3.44M remaining from this settlement was in the trust account as of quarter end.

Curtiss-Wright’s current allocation is 31.5%. A group PRP, Saltire, filed bankruptcy, which will cause the remaining group members to pick up its allocation. The reallocation would have increased Curtiss-Wright’s allocation percentage to 41% but this increase is offset in part by the inclusion in the group of Mark IV. Counsel advises that after taking Saltire’s share and Mark IV’s participation into account Curtiss-Wright’s allocation is expected to be 37.2%.

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Matter Name: Chemsol Superfund Site

Curtiss-Wright was notified in and has been participating in a PRP group since the early 90’s. Curtiss-Wright entered into a consent decree respecting remediation in 2000. Soil remediation is completed; groundwater remediation is in process. Certain elements of the on-Site groundwater remedy remain subject to regulatory approval. Curtiss-Wright’s current allocation is 1.2% but is expected to be reduced to approximately 1.136% pending anticipated but not yet concluded, settlements with/joinder of additional PRP group members.

The trust will be required to conduct an investigation of offsite groundwater contamination and awaits EPA’s approval of its RT/FS Workplan. The current trust fund balance is approximately $537.000. Preliminary on-Site groundwater investigation results suggest that there should be no significant off-Site groundwater remediation required. However, it should be noted that the presence of a large residential apartment complex adjacent to the Site on its northern boundary may raise some issues.

Estimates provided by project manager de maximis indicate that a reasonable estimate of the cost to completion of the project is $11.7M (discounted 30 years at 4%) net of amounts in the trust account, which amount includes the estimated costs for the study.

De Minimis Settlements are currently being made available only to those new settling parties with allocated shares of liability below 1%. These De Minimis settlements will be on the same terms as those entered into in 1999/2000. The covenants not to sue will exclude claims for response costs for OU-3 exceeding $40M, toxic tort claims, and claims at other sites arising from transshipment from the Chemsol Site. No cash out settlements will he made available to parties with allocated shares of liability greater than 1%, such as Curtiss-Wright, or to those parties with shares below 1% who previously settled as Settling Work Defendants.

Matter Name: Clarkstown Landfill, Rockland County, New York

MIC was notified of this matter in 2002. NYDEC has remediated the site at $25M and now seeks cost recovery. In 2003, MIC joined the PRP group and approved investigations intended to join additional PRP’s in preparation to meet the demands of NYDEC that it receive a settlement proposal. In January 2005, the group voted to conduct an interim allocation. An allocation questionnaire was circulated during the first quarter of 2005. John Sandstedt and counsel coordinated data gathering, interviews and responses for the questionnaire and submitted the answers in June 2005. In January 2006, the allocator presented MIC with a proposed interim allocation of approximately 0.22%. Each cooperating party’s allocation includes a $ IOK base payment. In February 2006, the allocator presented an offer to the state of an aggregate settlement payment by the PRP group in the sum of $710,000. Based on this offer, MIC’s share would have been approximately $11.5 K. However, the offer was rejected by the State. Currently the PRP group members, with assistance from the State, arc engaged in the process of bringing more parties into the PRP group. Recently, the Town of Orangeburg and Conrail have agreed to join the group. It is hoped that additional parties would provide the PRP group with the additional funds necessary to achieve a settlement with the State. In addition, a separate Municipal PRP Group has formed in the hopes of achieving a settlement with the government and/or the PRP group.

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Matter Name: Fairfield, New Jersey

The State has approved our application to continue monitoring the groundwater under the building. We have initiated the removal of the contaminated fill from the Historic Fill Area and are approximately 85% complete. We have found a higher ratio of Hazardous/Non-hazardous material for disposal and have had to excavate deeper then what was originally anticipated which has resulted in additional costs. Additional excavation in Area 4 may be necessary to address a sludgy material, believed associated with the operation of the former wastewater treatment plant, and to address elevated results on one of the sidewalls is being planned. This additional excavation is contained in a wetlands area and we are awaiting a wetlands permit prior to commencing the additional excavation. We are also considering a cap to the impacted wetlands area as alternative to additional excavation. A potential source area has been identified beneath the existing building in the area of a former UST which will require investigation and possible remediation. We are currently addressing a request from the NJDEP to perform air sampling at the site.

Matter Name: Fair Lawn Wellfield Superfund Site, Fair Lawn, New Jersey

There is no outside counsel for this matter and thus it is difficult to confirm its status definitively. According to our files and Jim Maher’s December 31, 2004 summary: in 2001, Curtiss-Wright received an information request which was subsequently answered; the site was apparently the location of a Curtiss-Wright former WWII manufacturing plant. There is no correspondence in the file for a number of years.

Matter Name: Gilbert and Mosely Site

There is no outside counsel for this matter and thus it is difficult to confirm its status definitively. According to our files and Jim Maher’s December 31. 2004 summary: MIC was not sued directly in the city’s 1998 suit against PRP’s or otherwise for contribution in this matter: and although contamination has been found in groundwater samples taken from MIC’s facility, MIC believes it is caused by downstream flow of contamination from other properties. There is no correspondence in the file for a number of years.

Matter Name: Hassan Barrel

Curtiss-Wright received an EPA 104(e) notice for this Superfund site in November 2005. MIC, Fort Wayne, Indiana responded to the EPA in December 2005 that the only record of any transaction with Hassan Barrel was the purchase of two empty metal drums in June 2002.

Matter Name: Little Joseph Landfill

In 1995, the State of New York instituted administrative proceedings against MIC and 88 other respondents to require that remediation be performed at the site. MIC is alleged to have generated a de minimis amount of industrial materials and liquids to the site. Curtiss-Wright and the other parties executed a consent order requiring a remedial investigation and feasibility study estimated to cost $750K. Correspondence from 2002 indicates that the study was completed. Based on the results of the study, remediation is estimated to require $2.1M. However, no

6

correspondence regarding the matter was received from the state or otherwise through year end 2005. In April 2006, MIC received correspondence that the cooperating parties group, of which MIC is listed as a member, was preparing a settlement offer, and requested a contribution payment from MIC in the amount of $5.6K. The correspondence indicated that MIC has been assigned a 0.2448% allocation of the generator first tier cooperating participants. In March 2007, the PRP’s received a final Order on Consent and Administrative Settlement from the NYDEC for the implementation of RD/RA. At the time, the Group had raised approximately $1.7M towards funding the remediation. Because no recalcitrant parties had been brought into the Group was responsible to come up with additional cash to fund the remediation (approx. $400K). Based on MIC’s allocation, its contribution amount was $1,227.66. MIC executed the Order on Consent and contributed $1,227.66 toward funding the remedy. The Group has now raised over $2.1 million, which should completely fund the costs of the remediation. Once the NYDEC executes the Order on Consent, MIC will have settled its liability to the NYDEC.

MATTER Name: Lower Passaic River Site

Curtiss-Wright was notified of the matter in 2003 and participated in a PRP group from 2003 to June 2006. Curtiss-Wright signed a cooperating parties agreement in 2004. Curtiss-Wright also signed onto an EPA Settlement Agreement which, among other things, protects Curtiss-Wright against government and contribution actions for past costs. Pursuant to CERCLA and WRDA, the EPA, Army Corps of Engineers and New Jersey Office of Maritime Resources are conducting a CERCLA/WRDA combined study to determine an appropriate remediation and restoration plan For the URSA. According to governmental agencies, the study should be completed in 2011. Curtiss-Wright agreed with the initial other 30 PRP’s to fund $10M of the $19M study on a per capita basis. Based on the initial group of 31 PRP’s, Curtiss-Wright’s share of the study would have been approximately $322K plus administrative fees. The EPA Settlement Agreement was amended in 2005 to add 12 PRP’s to the group and raised the Settling Parties commitment to fund the combined study to $10.75 MM. This Amendment, in effect, brought Curtiss-Wright’s commitment under the EPA Settlement Agreement as amended to $250K. Approximately $258K has been paid by Curtiss-Wright to date under the SPA Settlement Agreement. In the fourth quarter of 2005. EPA informed counsel to the group that the $10M funded by the group for the study will be exhausted during 2006.

In December 2005, the NJDEP brought suit against Tierra Solutions (and affiliates), a group member and the alleged successor to a major manufacturer of dioxin-containing compounds. It is not yet clear how this suit will impact the group or whether Curtiss-Wright will be impleaded into the lawsuit. Tierra has predicted that, if the State prosecutes the lawsuit aggressively, it will add over 1,000 potentially responsible parties to the lawsuit. In this situation, it will be impossible to assess at the outset — or indeed, until several years into the litigation — whether Curtiss-Wright would have any liability for any damages.

In June 2006, Curtiss-Wright terminated its group membership by letter to the group’s liaison

7

counsel. Accordingly, Curtiss-Wright has no contractual obligation to fund the study further but might be subject to future litigation concerning the site and lose its past costs waiver to some extent. The EPA is contemplating issuing an order listing non-cooperating parties providing PRP group members with the opportunity to bring suit against those listed for non-cooperation.

By letter dated August 3, 2006, the Cooperating Parties Group (“CPG”) stated unequivocally that they will be filing a contribution litigation against all parties not joining the group or executing the 2nd Amendment to the Settlement Agreement with the USEPA. The litigation will seek to have Curtiss-Wright contribute its share to $300,000 in past costs and at least $10,750,000 in additional costs (this is the amount pledged by the CPO to the USEPA to date for the CERCLA portion of the study). While we know from Curtiss-Wright’s prior group membership, the allocation share currently assigned to Curtiss-Wright is less than 1%, the CPG is not bound by that allocation in any contribution litigation. Of course Curtiss-Wright would assert in any such litigation that it did not cause or contribute to the contamination. To avoid the threat of contribution litigation in the near future by the CPG, Curtiss-Wright entered into a Tolling Agreement with the CPG to toll the statute of limitations relating to the recovery of response costs for the site by the CPG from Curtiss-Wright and other non-CPG members until June 23, 2008.

Matter Name: Malta Rocket Fuel Site, Malta, New York

Curtiss-Wright and the 5 PRP’s other than GE and the U.S. executed a settlement agreement respecting this Superfund site. Curtiss-Wright has a 4.5% allocation. GE and the U.S. agreed to fund and implement a groundwater pump and treat remedy which is ongoing. No further funds are required of Curtiss-Wright, however, the settlement agreement contains re-opened clauses that could result in additional obligations in the event the site is reopened. According to GE’s project manager it is unlikely that the site will be reopened.

Matter Name: Noble Oil Site, Tabernacle, New Jersey

The Curtiss-Wright file for this matter is logged as “destroyed”. According to Jim Maher’s December 31, 2004 summary: in 2000, Curtiss-Wright received a letter from the NJ Attorney General’s office contending that NJDEP spent approximately $1.8M to remediate the site; the basis for the alleged involvement of Curtiss-Wright was not specified; Curtiss-Wright located three invoices reflecting the sale of 19,500 gallons of fuel oil to Noble Oil Co. in 1984; the Porzio, Bromberg firm subsequently contacted Curtiss-Wright to solicit interest in forming a PRP group but Curtiss-Wright did not join a formal group.

Matter Name: Operating Industries Superfund Site

Curtiss-Wright was notified of this matter in 2003. MIC is alleged to be a de minimis contributor (approximately 6,000 gallons) of liquid industrial waste. A de minimis group has formed but

8

Curtiss-Wright has not joined. The USEPA has indicated that it will propose a settlement offer ($3.40 per gallon) to the de minimis parties but the offer has not yet been received.

Matter Name: Pfohl Brothers Landfill

All remediation has been completed and the landfill closed and capped with Curtiss-Wright already funding its appropriate share. All toxic tort suits have been settled and paid. The PRP group is attempting to sell real estate related to the site and is pursuing cost recovery against 2 remaining PRP’s. These actions will be revenue generators if successful; however, depending on the outcome of various pending eases and motions and the time required to liquidate the real estate, the group may be required to make further contributions if the group wishes to continue the cost recovery litigation. There is a potential buyer for a portion of the uncontaminated/remediated perimeter of the site for an agreed sales price of $800,000 (Curtiss-Wright’s portion of the proceeds of the sale would be approximately $48,000). In addition, subject to Group approval, the pending litigation against BFI/Allied Waste was settled for $925,000 (Curtiss-Wright’s share would be approximately $60.000).

Matter Name: Quehanna Nuclear Reactor Facility

Curtiss-Wright was notified of this matter in 1993 and again in 2002. Curtiss-Wright allegedly operated the site in the late 50’s. The PADEP claimed $23M has been spent remediating the site and estimated that the aggregate remediation costs will be $35M. In 2003, Curtiss-Wright agreed by letter to participate in a voluntary settlement process, however, Curtiss-Wright has not received any communication from the DEP since that time regarding the commencement of that process.

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Schedule 5.13
to Credit Agreement

Subsidiaries and Other Equity Investments

- - -

Curtiss-Wright Corporation and Subsidiaries

Name of Company	Jurisdiction of Organization	Equity Interest

Curtiss-Wright Corporation	Delaware	100%
Metal Improvement Company, LLC	Delaware	100%
Metal Improvement Recreational Products, Inc.	Delaware	100%
Ytstruktur Arboga AB	Sweden	100%
Curtiss-Wright Electro-Mechanical Corporation	Delaware	100%
Curtiss-Wright Flow Control Corporation	New York	100%
Curtiss-Wright Flow Control Company Canada	Nova Scotia, Canada	100%
Curtiss-Wright Flow Control Service Corporation	Delaware	100%
Curtiss-Wright Flow Control (U.K.) Ltd.	London, England	100%
Curtiss-Wright Flow Control Company-Korea	Korea	80%
Curtiss-Wright Netherlands CV	Netherlands	100%
Curtiss-Wright Netherlands BV	Netherlands	100%
Curtiss-Wright Controls, Inc.	Delaware	100%
Curtiss-Wright Antriebstechnik, GmbH	Switzerland	100%
Curtiss-Wright Controls (UK) Ltd.	UK	100%
Curtiss-Wright Aerospace, Ltd.	UK	100%
Autronics Corporation	Delaware	100%
Dy4, Inc.	Delaware	100%
Dy4 Systems, Inc.	Ontario, Canada	100%
Dy4 Systems UK Limited	England	100%
Indal Technologies, Inc.	Ontario, Canada	100%
Novatronics, Inc.	Prince Edward Is.,	100%
Peerless Instrument Co., Inc.	New York	100%
Penny & Giles Controls Inc.	Rhode Island	100%
Penny & Giles Controls, Ltd	England & Wales	100%
Penny & Giles Aerospace, Ltd.	England & Wales	100%
Penny & Giles GmbH	Germany	100%
Pickering Controls, Inc.	Delaware	100%
Primagraphics (Holdings) Ltd.	England & Wales	100%
Primagraphics Limited	England & Wales	100%
Synergy Microsystems, Inc.	California	100%
Systran Corporation	Ohio	100%
Vista Controls, Inc.	California	100%
0716869 BC Ltd.	British Columbia	100%
6172652 Canada Inc.	Canada	100%
Tapco International Corporation	Delaware	100%
Solenoid Valve Ltd	Russia JV	50%
Benshaw, Inc.	Pennsylvania	100%
Benshaw Industrial Automation, LLC	Pennsylvania	100%
Benshaw Canada Controls, Inc.	Ontario, Canada	100%
Benshaw Canada Fabricators, Inc.	Ontario, Canada	100%
Benshaw DeMexico	Mexico	100%

Schedule 5.17 to the
Credit Agreement

Intellectual Property Matters

1. DNA/Teraforce v Vista Controls and Curtiss-Wright Controls, See Schedule 5.06 for summary of allegations.

2. Apcon vs. Curtiss Wright Corporation, See Schedule 5.06 for summary of allegations.

1

Schedule 7.01
to the Credit Agreement

Liens on Property Or Assets
Of
Borrower and Its Subsidiaries

See, Attached Lists related to UCC and Judgments:

Entity	Jurisdictions

Curtiss-Wright Corporation	Delaware, New Jersey

Curtiss-Wright Flow Control Corporation	New York, Ohio, Texas, California

Curtiss-Wright Controls, Inc.	Delaware, California, Ohio, North Carolina

Curtiss-Wright Flow Control Service Corporation	Delaware, California, New York

Metal Improvement Company, LLC	Delaware, New Jersey, Ohio

Curtiss-Wright Electro-Mechanical Corporation	Delaware, New Jersey, Pennsylvania

Schedule 7.03 to the
Credit Agreement

EXISTING INDEBTEDNESS

Debt

Revolving Credit Agreement among and between the Issuers and the Banking Syndicate led by Bank of America, N.A. offers a maximum of $400 million over five years to the Corporation. The Revolving Credit Agreement expires July 2009, which will be increased to $425 million and otherwise amended and extended with an new maturity date being August 2012 with the schedules attached hereto.

$200MM in privately place fixed interest rate notes consisting of $75MM in 5.13% Series A Senior Guaranteed Notes due September 25, 2010, and $125MM in 5.74% Series B Senior Guaranteed Notes due September 25, 2013.

$150MM in privately place fixed interest rate notes consisting of $150MM in 5.51% Series C Senior Guaranteed Notes due December 1, 2017.

Cleveland County Industrial Revenue Bond, Curtiss-Wright Controls, Inc., as Borrower, in the amount of $8,400,000.00 with a maturity date of November 1, 2023.

Bucks County Industrial Revenue Bond, Metal Improvement Company, Inc. as Borrower, in the amount of $1,000,000.00 with a maturity date of January 1, 2018.

Letters of Credit
See, Schedule 1.01A

Guarantees

“CW” shall mean Curtiss-Wright Corporation
“CWC” shall mean Curtiss-Wright Controls
“CWFC” shall mean Curtiss-Wright Flow Control Corporation
“MIC” shall mean Metal Improvement Company
“CWAT” Curtiss-Wright Antriebstechnik, Gmbh
“PMSI” shall mean a purchase money security interest evidenced by a filed UCC-1 statement or UCC-3 continuation statement

Rank	Guarantor	Recipient	Beneficiary	Location	Amount	Maturity

1.	CW	New Jersey Department	CWC	Fairfield, NJ	Indefinite	Indefinite
		of Environmental Protection

2.	CWC	Schwiezerische	CWAT	Switzerland	198,056 CHF	6/30/2009

3.	CWC	Indra Sistemas, S.A.	CWAT	Switzerland	2,257,677 CHF	Indefinite

4.	CWC	Indra Sistemas, S.A.	CWAT	Switzerland	6,648,333 CHF	12/31/2013

5.	CWC	Indra Sistemas, S.A	CWAT	Switzerland	153,814 CHF	12/31/2013

6.	CWC	Indra Sistemas, S.A	CWAT	Switzerland	12,913 CHF	12/31/2013

7.	CWC	Gutmar, S.A.	CWAT	Switzerland	198,056 CHF	9/30/2013

8	CW	The Boeing Company	CWC	Shelby, NC	Indefinite	Indefinite
				Gastonia, NC

9.	CW	G & L Realty	CWC	Irwindale, CA.	$750,000	12/1/2010

10.	CW	DEK Portfolio	CWC	Littleton, MA	$250,000	12/31/2009
		Limited Partnership

11.	CWC	King Abdulla, III	CWAT	Switzerland	$32,000	11/30/2007

12.	CWC	King Abdulla, III	CWAT	Switzerland	$60,526	06/30/2008

13.	CWC	King Abdulla, III	CWAT	Switzerland	$30,263	05/31/2009

14.	CW	Investment Bank of	MIC	Germany	505,300 EURO	Indefinite
		the Federal Land of
		Brandenburg

15.	CW	Valve Systems &	CWFC	Houston, TX	$798,569.46	Indefinite
		Controls, Inc.

16.	CW	Commerce Center	CWFSC	Ft. Lauderdale	$90,000	12/31/2009
		Development Corp.

17.	CW	CTEP FZCO	CWFC	Dubai, UAE	Limited to the	Indefinite
					Value of P.O.

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

CURTISS-WRIGHT CORPORATION
and DESIGNATED BORROWERS:

Curtiss-Wright Corporation
4 Becker Farm Road, 3rd Floor
Roseland, New Jersey 07068
Attention: Treasury Department

Telephone: 973-597-4717
Telecopier: 973-597-4799
Electronic Mail: mo’casal@curtisswright.com; kkollins@curtisswright.com
Website Address: www.curtisswright.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
100 Federal St
Mail Code:MA5-100-08-04
Boston, MA 02110
Attention: Kourosh Hessamfar
Telephone: (617) 434-5660
Telecopier: (617) 341-5700
Electronic Mail: kourosh.hessamfar@bankofamerica.com
Account No.: 136-618-001-1281
Ref: Curtiss-Wright
ABA# 026009593

Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
100 Federal St
Mail Code:MA5-100-12-12
Boston, MA 02110
Attention: Todd Mac Neill
Telephone: (617) 434-6842
Telecopier: (617) 790-1361
Electronic Mail: todd.g.macneill@bankofamerica.com 1

L/C ISSUER:

Bank of America, N.A.
Trade Operations
1 Fleet Way
Mail Code:PA6-580-02-30
Scranton, PA 18507
Attention: Al Malave
Telephone: (570) 330-4212
Telecopier: (570) 330-4186
Electronic Mail: alfonso.malave@bankofamerica.com

SWING LINE LENDER:

Bank of America, N.A.
100 Federal St
Mail Code:MA5-100-08-04
Boston, MA 02110
Attention: Kourosh Hessamfar
Telephone: (617) 434-5660
Telecopier: (617) 341-5700
Electronic Mail: kourosh.hessamfar@bankofamerica.com
Account No.: 136-618-001-1281
Ref: Curtiss-Wright
ABA# 026009593

2